SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Belk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT

2801 West Tyvola Road

Charlotte, North Carolina 28217

April 23, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 30, 2012 at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina. The meeting will begin promptly at 11:00 a.m., local time.

The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement provided herewith.

Please date, sign and return your proxy in the enclosed envelope to assure that your shares will be represented at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

You are invited to attend a luncheon immediately after the Annual Meeting. Please return the enclosed RSVP form by May 22, 2012 to help us in our planning of this event.

On behalf of your Board of Directors, thank you for your continued support and interest in Belk, Inc.

Sincerely,

Thomas M. Belk, Jr.

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Belk, Inc. (“we,” “our,” “Belk” or the “Company”) will be held at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina, on Wednesday, May 30, 2012, at 11:00 a.m., local time, for the following purposes:

(1) To elect three Directors nominated by the Board of Directors (the “Board”) to terms expiring at the 2013 Annual Meeting of Stockholders, if Proposal 2 below is approved, or to terms expiring at the 2015 Annual Meeting of Stockholders, if Proposal 2 below is not approved;

(2) To approve amendments to the Certificate of Incorporation to eliminate the classified board structure and provide for the annual elections of directors;

(3) To approve, on an advisory basis, executive compensation of the named executive officers, often referred to as a “say on pay”; and

(4) To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on April 13, 2012 as the record date for determining stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on April 13, 2012 will be available at our offices for examination during normal business hours by any stockholder during the period from May 16, 2012 through the Annual Meeting.

Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board,

Ralph A. Pitts

Executive Vice President,

General Counsel and Secretary

Charlotte, North Carolina

April 23, 2012

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope with the white label and indicate whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

BELK, INC.

2801 West Tyvola Road

Charlotte, North Carolina 28217

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 30, 2012

GENERAL INFORMATION

This proxy statement and proxy are furnished in connection with the solicitation of proxies to be voted at the 2012 Annual Meeting of Stockholders. The Annual Meeting will be held on May 30, 2012, at 11:00 a.m., local time, at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina. The proxy is solicited by Belk’s Board. This proxy statement and proxy are first being sent to Belk’s stockholders on or about April 23, 2012.

Why am I receiving this proxy statement and proxy?

You are receiving this proxy statement and proxy because you own shares of Belk Class A Common Stock or Class B Common Stock. This proxy statement describes issues on which Belk would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Who is entitled to vote?

Holders of Class A Common Stock and Class B Common Stock on the close of business on April 13, 2012 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. April 13, 2012 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of Class A Common Stock are entitled to ten votes per share. Holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are together referred to as the common stock.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Stockholders of record may vote by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Stockholders also may attend the meeting and vote in person. If you hold your shares through a bank or broker, please refer to your proxy or the information forwarded by your bank or broker to see the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to Belk’s Corporate Secretary at 2801 West Tyvola Road, Charlotte, North Carolina 28217;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the following:

•

to elect three Directors nominated by the Board to one-year terms expiring at the 2013 Annual Meeting of Stockholders, if Proposal 2 below is approved, or to three-year terms expiring at the 2015 Annual Meeting of Stockholders, if Proposal 2 below is not approved;

•	to approve amendments to the Certificate of Incorporation to eliminate the classified board structure and provide for the annual elections of directors; and

•	to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Director, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of the three nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominee(s); or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as Directors. This number is called a plurality. A vote withheld from a nominee for Director and broker non-votes will have no effect on the outcome of the vote.

How may I vote to approve the amendments to the Certificate of Incorporation to eliminate the classified board structure and provide for the annual elections of directors, and how many votes must the proposal receive to be approved?

With respect to the approval of the amendments to the Certificate of Incorporation, you may:

•	vote FOR the approval of the amendments to the Certificate of Incorporation;

•	vote AGAINST the approval of the amendments to the Certificate of Incorporation; or

•	ABSTAIN from voting on the proposal.

In accordance with Section 7.6 of our Certificate of Incorporation, the proposal must receive the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the outstanding shares of common stock on the record date. Abstentions will be included in the number of votes present and entitled to be cast, and accordingly will be treated as votes against the proposal. Broker non-votes will not be included in the number of votes present and entitled to be cast, and accordingly will not affect the outcome of the vote.

How may I vote on the proposal to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval of executive compensation;

•	vote AGAINST the approval of executive compensation; or

•	ABSTAIN from voting on the proposal.

The proposal must receive the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be cast at the Annual Meeting at which a quorum is present. Abstentions will be included in the number of votes present and entitled to be cast, and accordingly will be treated as votes against the proposal. Broker non-votes will not be included in the number of votes present and entitled to be cast, and accordingly will not affect the outcome of the vote.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the three nominees for Director;

•	FOR the approval of the amendments to the Certificate of Incorporation; and

•	FOR the approval of executive compensation.

What happens if I sign and return my proxy but do not provide voting instructions?

If you return a signed proxy but do not provide voting instructions, your shares will be voted:

•	FOR the three nominees for Director;

•	FOR the approval of the amendments to the Certificate of Incorporation; and

•	FOR the approval of executive compensation.

Will my shares be voted if I do not sign and return my proxy?

If you are a stockholder of record and you do not sign and return your proxy or attend the meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. These circumstances include voting on “routine” matters. None of the proposals described in this proxy statement are “routine” matters. Therefore, for shares held in street name, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How many votes do you need to hold the Annual Meeting?

As of the record date,                  shares of Class A Common Stock and                  shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. In order to hold the Annual Meeting and conduct business, a quorum must be present. A quorum will exist if the holders of the outstanding shares of both Class A Common Stock and Class B Common Stock taken together, entitled to vote and constituting a majority of the total votes of the common stock, are present at the Annual Meeting either in person or by proxy. In accordance with applicable state law and our Certificate of Incorporation and Bylaws, abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our Certificate of Incorporation and Bylaws, the number of Directors on the Board may be fixed by resolution of a majority of the Board at any number between two and eighteen members. The Board has currently fixed the number of Directors at nine.

Our Certificate of Incorporation and Bylaws currently provide for a classified board structure, and divide the Board into three classes that serve three-year terms, designated as Class I, Class II and Class III. The terms of the three Directors in Class II are set to expire at the Annual Meeting. In addition to the three nominees, there are six other Directors continuing to serve on the Board, whose terms expire in 2013 and 2014.

Board Declassification

As set forth in Proposal 2, the Board has unanimously approved, and is recommending that our stockholders approve, amendments to our Certificate of Incorporation to provide for the elimination of our classified board structure. The amendments would provide that the Class II directors whose terms expire at the Annual Meeting will stand for election for a one-year term expiring at the 2013 Annual Meeting of Stockholders, and fully eliminate the classified board structure as of the 2013 Annual Meeting of Stockholders. At that time, and for each annual election thereafter, all Directors will stand for election for a one-year term. In all cases, each Director will hold office until his or her successor has been elected and qualified or until the Director’s earlier resignation or removal. Vacancies that occur during the year will be filled by the Board to serve until the next annual meeting.

If Proposal 2 is approved, each of the Class II directors elected at the Annual Meeting will be elected for a one-year term. Then, at the 2013 Annual Meeting of Stockholders, the entire Board will stand for election for a one-year term. In order to make the declassification of the Board effective at the 2013 Annual Meeting, each member of the Board whose term does not expire at that meeting (the Class I Directors) will, prior to the meeting, voluntarily submit his or her resignation.

If Proposal 2 is not approved, the Class II directors elected at the Annual Meeting will be elected for three-year terms that will expire at the Annual Meeting of Stockholders in 2015, and until their successors are duly elected and qualified or until the Director’s earlier resignation or removal.

Nominations

The Board has nominated the persons set forth below to serve one-year terms that will expire at the Annual Meeting of Stockholders in 2013, if Proposal 2 is approved, or as Class II Directors to serve three-year terms that will expire at the Annual Meeting of Stockholders in 2015, if Proposal 2 is not approved.

H.W. McKay Belk

Thomas C. Nelson

John R. Thompson

Each nominee has consented to serve as a Director if elected. Each has previously served as a Director of Belk.

The Board has no reason to believe that any of the nominees for the office of Director will be unavailable for election as a Director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for substitute nominee(s), vote to allow the vacancy to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than three Directors.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

BELK MANAGEMENT

Executive Officers

The following executive officers are in addition to those executive officers who also serve as our Directors. See “Belk Management — Directors” for biographical information about those executive officers.

Name	Age	Position	Executive Officer Since
Kathryn Bufano	59	President and Chief Merchandising Officer	2008
Ralph A. Pitts	58	Executive Vice President, General Counsel and Secretary	1998
Brian T. Marley	55	Executive Vice President and Chief Financial Officer	2000

Kathryn Bufano.    Ms. Bufano has served as our President and Chief Merchandising Officer since August 2010 and previously served as our President, Merchandising and Marketing from January 2008 to August 2010. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. in Fargo, North Dakota. From 2003 to 2006, Ms. Bufano pursued higher education. From 2002 to 2003, she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company in Hoffman Estates, Illinois. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores. Ms. Bufano currently serves on the Board of Trustees of the Mint Museum of Art.

Ralph A. Pitts.    Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc. (“BSS”), a subsidiary of Belk, since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College and a member of the Executive Board of the Mecklenburg County Council of the Boy Scouts of America.

Brian T. Marley.    Mr. Marley has served as our Executive Vice President and Chief Financial Officer since December 2000. From 1993 to 2000, he was a partner in the accounting firm of KPMG LLP. He currently serves on the Belk Foundation Investment and Finance Committee and the Board of Advisors of the Belk College of Business at the University of North Carolina at Charlotte. He was Chairman of the Board of Directors of Belk National Bank through January 2006 and a member of the Board of Directors of Apex Analytix, Inc. through May 2009.

Directors

Set forth below is information about the nominees for election to the Board that are currently serving as Class II Directors, and the six Directors currently serving as Class I and Class III Directors. The information about the nominees and current Directors has been furnished to us by the respective individuals. Also set forth below is information about the experience, qualifications, attributes and skills considered by our Board in determining that each individual should serve as a Director of our Company. For additional information about how we identify and evaluate nominees for director, see “Selection of Nominees for Director.”

Nominees for Election

Class II Directors — Term Expiring 2012

H.W. McKay Belk

Age 55

Director Since 1998

                                           Mr. Belk is the Managing Director of HWMB Advisors, LLC, a business consulting firm.
                                           Mr. Belk served as our Vice Chairman from August 2010 until his retirement in January
                                           2012. He served as President and Chief Merchandising Officer from May 2004 until
                                           August 2010 and as President, Merchandising, Marketing and Merchandise Planning from
                                           May 1998 until May 2004. He served as an officer and Director of most of the separate predecessor Belk Companies (the “Belk Companies”) until May 1998 and was employed in the Belk retail organization in various positions from June 1979 until January 2012. Mr. Belk is currently a Director, Chair of the Audit Committee and member of the Compensation and Executive Committees of Coca-Cola Bottling Co.
Consolidated and a Director, Chair of the Compensation Committee and member of the Audit Committee of
BeechTree Labs, Inc. He is a past Director of the North Carolina Chamber of Commerce, past Chairman of the
Charlotte Chamber of Commerce and past member of the Board of Trustees of Charlotte Latin School. Mr. Belk
currently serves on the Board of Trustees of the Crossnore School. Mr. Belk is the brother of Thomas M. Belk,
Jr. and John R. Belk.

Mr. Belk has over 30 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other companies and leadership of non-profit organizations provides him with broad experience on governance issues.

Thomas C. Nelson

Age 49

Director Since 2003

                                           Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum
                                           Company, a building products manufacturer, since 1999 and was elected Chairman of the
                                           Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and
                                           Chief Financial Officer of National Gypsum Company. He is also a General Partner of
                                           Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary
and White House Fellow. He also serves as a Director of Yum! Brands, Inc.

Mr. Nelson has significant leadership experience as a chief executive officer and chairman of a company. He also has experience in investment banking and private equity investing. His service as a director for other public and private companies provides him with broad experience on governance issues.

John R. Thompson

Age 60

Director Since 2006

                                           Mr. Thompson is Senior Vice President and General Manager of BestBuy.com, a
                                           subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From
                                           February 1995 to March 2001, he was Chief Information Officer and Senior Vice President
for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From
February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at
Goody’s Family Clothing, Inc. From 2004 to 2008, he served on the Board of Directors of Wendy’s/Arby’s
International, Inc. Mr. Thompson currently serves on the Board of Directors of Best Buy Children’s Foundation,
Voluntary Inter-Industry Commerce Standards (VICS), and the Urban Ventures Leadership Foundation and as a
trustee of the Walker Art Museum and Cristo Rey Jesuit High Schools Network.

Mr. Thompson has broad leadership experience in several retail businesses, as well as experience in eCommerce, retail distribution and logistics. His service as a director for other companies and non-profit organizations also provides him with broad experience on governance issues.

Class III Directors — Term Expiring 2013

John R. Belk

Age 53

Director Since 1998

                                           Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk served on the Boards of Directors of
Alltel Corporation from 1996 to 2007 and the Bank of America Corporation from 2001 to 2004. He currently serves on the Board of Directors of Ruddick Corporation and is Past Chairman of the Board of Novant Health,
Inc. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

Mr. Belk has 25 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other public companies also provides him with broad experience on governance issues.

Jerri L. DeVard

Age 53

Director Since 2010

                                           Since January 2011, Ms. DeVard has been Executive Vice President of Marketing for
                                           Nokia. From 2007 to 2010, Ms. DeVard was Principal of DeVard Marketing Group, a firm that specializes in advertising, branding, communications, and traditional/digital/
                                           multicultural marketing strategies. Prior to forming DeVard Marketing Group, Ms. DeVard served as the Senior Vice President of Marketing of Verizon Communications, Inc., a
provider of communications services, from 2005 until 2007 and as the Senior Vice President, Marketing
Communications and Brand Management from 2003 until 2005. Prior to 2003, she held a variety of positions, including the Chief Marketing Officer of the e-Consumer business at Citibank N.A.; Vice President of Marketing for Revlon Inc.’s Color Cosmetics; Vice President of Marketing for Harrah’s Entertainment; Director of
Marketing for the NFL’s Minnesota Vikings; and several brand management positions at the Pillsbury Company.

Ms. DeVard serves as a member of the PepsiCo African American Advisory Board and the Spelman College Board of Trustees. From 2004 until 2006, she served as a director of Tommy Hilfiger Corporation.

Ms. DeVard brings many years of significant marketing and leadership experience to our Board. Her leadership and service as a director for other companies also provides her with broad experience on governance issues.

Elizabeth Valk Long

Age 62

Director Since 2004

                                           Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time Inc., serving in that capacity for Life, People and Time magazines. From 2002 until 2006, she served as a director of Jefferson Pilot Corporation, and she currently serves on the Boards of Directors of Steelcase Corporation and J.M.
Smucker Company. She is also a trustee of St. Timothy’s School in Maryland.

Ms. Long brings many years of leadership experience to our Board. Her service as a director for other public companies also provides her with broad experience on governance.

Class I Directors — Term Expiring 2014*

Thomas M. Belk, Jr.

Age 57

Director Since 1998

                                           Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He is past Chairman of the Charlotte
Chamber of Commerce and serves on the Boards of The Orvis Company, Inc., the National Retail Federation, the
Mecklenburg County Council of the Boy Scouts of America, the Carolinas Healthcare System and St. Andrews
School. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

Mr. Belk has 30 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other companies and leadership of non-profit organizations provides him with broad experience on governance issues.

*	As described above, if Proposal 2 is approved by the stockholders, and in order to make the declassification of the Board effective at the 2013 Annual Meeting, each Class I Director will voluntarily submit his resignation prior to the 2013 Annual Meeting of Stockholders so that all Directors will be elected for a one-year term beginning at the 2013 Annual Meeting of Stockholders.

Erskine B. Bowles

Age 66

Director Since 2011

                                           Mr. Bowles has been President Emeritus of the University of North Carolina since January
                                           2011, Senior Advisor to Carousel Capital since 2002 and Senior Advisor to BDT Capital since January 2012. He served as Co-Chair of the National Commission on Fiscal
                                           Responsibility and Reform from February 2010 to December 2010. Mr. Bowles was
                                           President of the University of North Carolina from 2006 to 2010, and previously served as
United Nations Under Secretary General, Special Envoy for Tsunami Recovery from March 2005 to August
2005. From 1999 until 2001, he was managing Director of Carousel Capital and partner of Forstmann Little &
Co., and from 1996 until 1998, he served as White House Chief of Staff under President Clinton. Mr. Bowles is currently a director of Morgan Stanley, Cousins Properties Incorporated, Norfolk Southern Corporation and
Facebook. He was formerly a director of General Motors, North Carolina Mutual Life Insurance Company,
Merck & Co., Inc., VF Corporation, First Union Corporation, Wachovia Corporation and Krispy Kreme
Doughnut Corporation.

Mr. Bowles has broad leadership experience in the public and private sectors with specific expertise in investment banking and financial management. His extensive service as a public company director provides him with broad experience on a wide range of corporate governance issues.

John L. Townsend, III

Age 56

Director Since 2005

                                           Mr. Townsend has been Managing Partner and Chief Operating Officer of Tiger
                                           Management LLC, an investment management business, since 2010. From 2002 until
                                           2010, he was a private investor. Mr. Townsend was employed by Goldman, Sachs & Co.
                                           from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement,
                                           Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Director of International Paper Company, Chairman of the Townsend Family Foundation and a member of the Riverstone Group, a private investment fund. He also is a member of the Board of Trustees of the University of North Carolina — Chapel Hill, the Board of Directors of the University of North Carolina Investment Fund,
Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, the
Investment Committee of the Smith Richardson Foundation, the Clinton Global Initiative and the Boards of
Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard
Team Foundation.

Mr. Townsend has significant experience in investment banking and financial management and broad leadership experience in the public and private sectors. His service as a director for other companies and organizations provides him with broad experience on governance issues.

Corporate Governance

Meetings of Directors and Attendance at Annual Meeting

During fiscal year 2012, the Board held four meetings. All of the Directors attended at least 75% of all of the meetings of the Board and the committees on which they served.

Our policy is that all Directors serving at the time of the Annual Meeting of Stockholders are expected to attend the meeting in the absence of a compelling reason. At the Annual Meeting held in May 2011, all nine of the Directors then serving attended the meeting.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our senior executive and financial officers. This Code reflects Belk’s long-standing commitment to conduct business in accordance with the highest ethical principles. A copy of the Code was filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is available for review on the Corporate Governance page of our website at www.belk.com.

Mandatory Retirement for Directors

No Director may stand for election or re-election after the Director’s 70th birthday. Any Director who turns age 70 while serving as a Director may continue to serve as a Director for the remainder of his or her current term.

Elimination of Classified Board Structure

As described in more detail in Proposal 2, our Board is recommending that stockholders approve amendments to our Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of directors beginning in 2013. The classified board structure has been a fundamental element of our corporate governance and protective provisions since the adoption of our Certificate of Incorporation and Bylaws. However, the Board is committed to good governance practices and realizes that in recent years a number of companies have eliminated their classified board structures under the theory that the Directors are more accountable to stockholders, and therefore more likely to act in the best interests of stockholders, if they stand for election annually, as opposed to serving multiple-year terms. Believing that the annual election of directors is a best practice and would enhance our corporate governance policies, our Board has determined that it is in the best interests of our Company and our stockholders to eliminate our classified board structure and provide for the annual election of Directors.

Communications with the Board

Any stockholder who wishes to communicate directly with the Board may do so by writing to Belk, Inc. Board, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. At each Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service), and will make the communications available to the Directors upon request.

Independence of Directors

We refer to the applicable listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) in determining the independence of our Directors. Our Board has determined that Messrs. Bowles, Nelson, Thompson and Townsend and Mses. DeVard and Long are considered independent Directors in accordance with Nasdaq listing standards.

Lead Director

In August 2011, the Board amended its Corporate Governance Guidelines to provide for a Lead Director to act as a liaison between the independent Directors and management, chair the executive sessions of the independent Directors and perform such other duties from time to time as the Board determines to be appropriate. The independent Directors selected Thomas C. Nelson to serve as Lead Director.

Executive Sessions of Independent Directors

In conjunction with each quarterly Board meeting, the independent Directors hold an executive session in which management does not participate. The Lead Director chairs these executive sessions. After the session, the Lead Director acts as a liaison between the independent Directors and management, including the Chairman and Chief Executive Officer.

Board Leadership Structure and Role in Risk Oversight

Thomas M. Belk, Jr. currently serves as both Chairman of the Board and Chief Executive Officer for our Company. In August 2011, in accordance with best practices, the Board established the position of Lead Director and elected Thomas C. Nelson to serve in that role.

We believe that combining the roles of chairman and chief executive officer is the appropriate leadership model for our Company as it provides for clear accountability and efficient and effective leadership of our business. As a member of the founding family and a significant stockholder and with over 30 years of service to Belk, we believe Mr. Belk is the appropriate person to lead both our Board and the management of our business. Our Bylaws also provide that the roles of Chairman of the Board and Chief Executive Officer be held by one person.

To strengthen our corporate governance structure and provide independent oversight of our Company, six of our nine Directors, or two-thirds of our Board, are independent Directors. In addition, all of the Directors on the Audit Committee and the Compensation Committee, and two of the three members of the Nominating and Corporate Governance Committee are independent Directors. Each of these committees is led by a committee chair. The committee chairs set the agendas for their committees and report to the full Board on their work.

Our Corporate Governance Guidelines provide for a Lead Director, selected from the independent Directors, to act as a liaison between the independent Directors and management, chair the executive sessions of the independent Directors and perform such other duties from time to time as the Board determines to be appropriate. The independent Directors meet regularly in executive session, and Mr. Nelson, as Lead Director, chairs these sessions.

We believe that having a combined Chairman and Chief Executive Officer, a Board with a majority of independent Directors and a Lead Director selected from among the independent Directors provides the best form of leadership for us and the Board. We have a single leader for our Company, and he is seen by our employees, customers, business partners, stockholders and other stakeholders as providing strong leadership for the Company, both in our industry and in the communities in which we operate.

While our Board is responsible for overseeing our risk management, Company management is charged with managing risk. The Board delegates many of its oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for discussing with management any significant contingencies, risks or exposures and steps that management has taken to minimize such contingencies, risks and exposures. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed, and the Board receives reports on risk management from our senior officers and from the chair of the Audit Committee. The Board believes that the work undertaken by the Audit Committee, together with the work of the full Board, enables the Board to effectively oversee our risk management function.

Committees of the Board

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Executive Committee

The current members of the Executive Committee are Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk. During fiscal year 2012, the Executive Committee held no formal meetings but took various actions by written consent.

The Executive Committee possesses all of the powers of the Board, except the power to authorize the issuance of stock, approve mergers, declare dividends and certain other powers specifically reserved under the Delaware General Corporation Law to the Board. The Executive Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board. The Executive Committee is expected to act in circumstances where it is not feasible or is impractical to obtain full Board action or as otherwise directed by the Board.

Audit Committee

The current members of the Audit Committee are Erskine B. Bowles, Thomas C. Nelson and John L. Townsend, III, all of whom are independent Directors in accordance with Nasdaq listing standards. Mr. Nelson is the Chairman of the Audit Committee. The Board has determined that Mr. Nelson is an audit committee financial expert within the meaning of Securities and Exchange Commission regulations. During fiscal year 2012, the Audit Committee held four meetings.

The Audit Committee’s primary responsibilities include overseeing the process for preparation of our financial reports; having direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants; considering the range of audit and non-audit services to be provided by the independent registered public accountants; reviewing with the independent registered public accountants the plans and results of the audit engagement; reviewing the independence of the independent registered public accountants; and reviewing the internal and external audit findings and comments concerning internal controls and making recommendations to management.

The Audit Committee has adopted a charter, which was last amended in April 2011. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com.

Audit Committee Report

The Audit Committee Charter provides that the Committee will oversee and monitor the integrity of Belk’s internal controls, financial reporting, and internal and external audits. Management is responsible for the preparation, presentation and integrity of Belk’s consolidated financial statements. The independent registered public accountants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report expressing their opinion on those statements. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with Belk’s independent registered public accountants, KPMG LLP;

•

discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; and

•	discussed with the independent registered public accountants the accountants’ independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 28, 2012 be included in Belk’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Thomas C. Nelson, Chairman

Erskine B. Bowles

John L. Townsend, III

Compensation Committee

The current members of the Compensation Committee are Jerri L. DeVard, Elizabeth Valk Long and John R. Thompson. Ms. Long is the Chairman of the Committee. The Compensation Committee is composed entirely of independent Directors, as defined under the Nasdaq listing standards. Each of the members also satisfies the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal year 2012, the Compensation Committee held two meetings.

The Compensation Committee has adopted a charter, which was last amended in April 2010. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Compensation Committee’s primary responsibilities include reviewing and approving compensation for our Chief Executive Officer and other executive officers, reviewing and approving our compensation plans for Directors, senior executives and other officers and establishing the performance goals on which our compensation plans are based. The Committee’s processes and procedures for the consideration of executive compensation are described in the Compensation Discussion and Analysis.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for our executive officers, reviewing and approving our compensation plans for our executive officers, establishing the performance goals on which our compensation plans are based and setting the overall compensation principles that guide its decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2012 proxy statement for filing with the Securities and Exchange Commission.

Elizabeth Valk Long, Chairman

Jerri L. DeVard

John R. Thompson

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are John R. Belk, John R. Thompson and John L. Townsend, III. Mr. Thompson and Mr. Townsend are independent Directors in accordance with Nasdaq listing standards. Mr. Townsend is the Chairman of the Nominating and Corporate Governance Committee. During fiscal year 2012, the Nominating and Corporate Governance Committee held two meetings.

The Nominating and Corporate Governance Committee adopted a charter in December 2009. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Nominating and Corporate Governance Committee’s primary responsibilities include identifying individuals qualified to become Board members and recommending director nominees to the Board prior to each annual meeting of stockholders, and matters concerning corporate governance practices. In connection with these responsibilities, the Nominating and Corporate Governance Committee recommended to the Board that we establish the position of Lead Director and that we adopt amendments to our Certificate of Incorporation to eliminate our classified board structure and provide for the annual election of directors, as described in Proposal 2.

Selection of Nominees for Director

The Board has the responsibility for reviewing and recommending nominees for membership on the Board, and the Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending nominees for membership on the Board.

Board nominees are considered based upon various criteria. Nominees must have integrity, accountability, judgment and perspective. In addition, nominees are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a formal policy regarding the diversity of our Board, the Nominating and Corporate Governance Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more nominees to fill any vacancies that may occur on the Board. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. Nominees may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may also engage third party search firms experienced in identifying qualified Board candidates to assist in identifying potential nominees. Evaluations of prospective nominees typically include a review of the nominee’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, with one or more members of the Nominating Committee, or with one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends nominees to the full Board, with the full Board selecting the nominees to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

The Board will consider candidates recommended by stockholders, and any stockholder who wishes to recommend a person to be considered for nomination by the Board may do so by submitting the candidate’s name and qualifications in writing to Belk, Inc. Board, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. Stockholders may directly nominate persons for Director in accordance with the provisions of our Certificate of Incorporation, a copy of which is on file with the Securities and Exchange Commission.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B Common Stock as of April 2, 2012 held by:

•	each of the Directors and nominees for Director;

•	the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, calculated in accordance with SEC rules and regulations, during fiscal year 2012;

•	all Directors and executive officers as a group; and

•	each stockholder that holds more than 5% of the outstanding shares of our Class A and Class B Common Stock:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)		Percent of Class(2)	Shares of Class B Common Stock Beneficially Owned(1)		Percent of Class(3)
Directors and Executive Officers:
Thomas M. Belk, Jr.	3,854,838	(4)	8.8	67,699	(5)	5.9
H.W. McKay Belk	3,425,990	(6)	7.8	—		*
John R. Belk	4,029,858	(7)	9.1	70,115	(8)	6.1
Erskine B. Bowles	—		*	2,967		*
Jerri L. DeVard	—		*	6,429		*
Elizabeth Valk Long	—		*	18,631		1.6
Thomas C. Nelson	—		*	19,631		1.7
John R. Thompson	—		*	16,631		1.4
John L. Townsend, III	—		*	17,631		1.5
Ralph A. Pitts	—		*	35,764		3.1
Brian T. Marley	—		*	99,765		8.7
Kathryn Bufano	—		*	17,080		1.5
All Directors and executive officers as a group (12 persons)	6,519,970		14.8	372,343		32.5
Other Five Percent Stockholders:
Claudia W. Belk	10,487,298	(9)	23.8	—		*
John M. Belk Educational Endowment	4,897,534	(10)	11.1	—		*
Mary Claudia Belk Pilon	8,344,258	(11)	18.9	17,773	(12)	1.5
Sarah Belk Gambrell	9,675,810	(13)	22.0	—		*
Katherine McKay Belk	5,032,593	(14)	11.4	82,769	(15)	7.2
Katherine Belk Morris	14,115,844	(16)	32.0	—		*
J. Kirk Glenn, Jr.	2,428,784	(17)	5.5	16,664		1.5
B. Frank Matthews, II	2,687,802	(18)	6.1	—		*
Susan N. Jamison	6,072,613	(19)	13.8	23,647		2.1

*	Beneficial ownership represents less than 1% of the applicable class of Belk’s outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	44,050,389 shares of Class A Common Stock were outstanding as of April 2, 2012.

(3)	1,147,313 shares of Class B Common Stock were outstanding as of April 2, 2012.

(4)	Includes:

•	184,133 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated January 27, 2006.

•	192,307 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated 12/17/2010.

•	125,045 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	34,380 shares held by Sarah Fortune Belk Revocable Trust dated 12-11-07. His wife is the trustee.

•

145,371 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Adelaide Lucinda Fortune Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•	142,410 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Thomas M. Belk, III, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

598,473 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	130,831 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

89,021 of these shares are subject to pledge.

(5)	Includes:

•	936 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•

1,083 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Adelaide Lucinda Fortune Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

•	4,044 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Thomas M. Belk, III, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees, share voting and investment power.

(6)	Includes:

•	176,128 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	105,770 shares held by H.W. McKay Belk 2010 Grantor Retained Annuity Trust.

•	24,675 shares held by H.W. McKay Belk as custodian for his minor children.

•	141,337 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees, share voting and investment power.

•	141,337 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees, share voting and investment power.

•

141,337 shares held by The Hamilton Witherspoon McKay Belk, Jr. Irrevocable Trust dated October 22, 2010. Hamilton Witherspoon McKay Belk, Jr., Nina Ferguson Belk and H.W. McKay Belk, the trustees, share voting and investment power.

•	1,977 shares held by Nina F. Belk, his wife.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

598,473 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	130,831 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

(7)	Includes:

•	183,809 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	241,912 shares held by John R. Belk Grantor Annuity Trust dated October 12, 2009.

•	191,513 shares held by John R. Belk Grantor Annuity Trust dated October 22, 2010.

•	74,459 shares held by John R. Belk as custodian for his minor child.

•	209,569 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. His wife is the trustee.

•	187,471 shares held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. Anna Dupree Belk, John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

•	187,472 shares held by John Robert Belk, Jr. Irrevocable Trust dated August 11, 2011. John Robert Belk, Jr., John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

598,473 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	130,831 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

84,034 of these shares are subject to pledge.

(8)	Includes:

•	2,253 shares held by John R. Belk as custodian for his minor child.

•	18,700 shares are held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. Anna Dupree Belk, John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

•	18,699 shares held by John Robert Belk, Jr. Irrevocable Trust dated August 11, 2011. John Robert Belk, Jr., John R. Belk and Kimberly D. Belk, the trustees, share voting and investment power.

(9)	Includes:

•	615,702 shares held by Wells Fargo Bank, N.A., et al, Trustees U/A dated 12/29/76 with John M. Belk f/b/o Claudia W. Belk. Voting and investment power is vested in Wells Fargo Bank, N.A., the trustee.

•

1,548,721 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•	102,070 shares held by Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is vested in Claudia W. Belk, the trustee.

•

2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) as the majority shareholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94, share voting and investment power.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	4,897,534 shares held by John M. Belk Educational Endowment. Claudia W. Belk, Mary Claudia Belk Pilon and Katherine Belk Morris share voting and investment power.

Claudia W. Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(10)	John M. Belk Educational Endowment’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(11)	Includes:

•	102,070 shares held by Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is vested in Claudia W. Belk, the trustee.

•

703,863 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Wells Fargo Bank, N.A., the trustees, share voting and investment power.

•

496,758 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•	53,005 shares held by Mary Claudia Belk Pilon as custodian for her minor children.

•	827 shares held by Jeffrey N. Pilon, her husband.

•

2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) as the majority shareholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94, share voting and investment power.

•	4,897,534 shares held by John M. Belk Educational Endowment. Claudia W. Belk, Mary Claudia Belk Pilon and Katherine Belk Morris share voting and investment power.

(12)	Includes:

•	17,773 shares held by Mary Claudia Belk Pilon as custodian for her minor children.

Mary Claudia Belk Pilon’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:

•	173,000 shares held by Gambrell Legacy, LLC. Voting and investment power is vested in Sarah Belk Gambrell.

•

1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is held by Sarah Belk Gambrell. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell and Irwin Belk.

•

1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is held by Sarah Belk Gambrell. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell and Irwin Belk.

Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(14)	Includes:

•	343,349 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02.

•	478,600 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Eight dated April 26, 2010.

•	504,260 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Nine dated April 26, 2010.

•	692,856 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Ten dated April 26, 2010.

•	618,070 shares held as custodian for her minor grandchildren.

•	100 shares held by James Fielder Cook (deceased), her husband.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•	130,831 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

(15)	Includes:

•	82,769 shares held as custodian for her minor grandchildren.

Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(16)	Includes:

•	334,958 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.

•	14,703 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number One dated May 27, 2008.

•	21,759 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number Two dated May 27, 2008.

•	35,549 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number One dated August 30, 2010.

•	36,390 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Two dated August 30, 2010.

•	37,227 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Three dated August 30, 2010.

•	37,466 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Four dated August 30, 2010.

•	37,644 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Five dated August 30, 2010.

•	148,368 shares held by Katherine Belk Morris 2011 Grantor Retained Annuity Trust Number One dated November 30, 2011.

•

193,478 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Katherine Belk Morris and her husband, Charles Walker Morris, the trustees, share voting and investment power.

•	193,476 shares held by Rebecca Price Morris Irrevocable Trust dated January 6, 2009. Katherine Belk Morris and her husband, Charles Walker Morris, the trustees, share voting and investment power.

•	193,478 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Katherine Belk Morris and her husband, Charles Walker Morris, the trustees, share voting and investment power.

•	35,891 shares held by Charles Walker Morris Revocable Trust dated September 8, 2004. Her husband is the trustee.

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•	444,212 shares held by Milburn Investment Company. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) as the majority shareholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94, share voting and investment power.

•

598,473 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees, share voting and investment power.

•	130,831 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris share voting and investment power.

•

703,863 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Wells Fargo Bank, N.A., the trustees, share voting and investment power.

•

1,548,721 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•

496,758 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•	4,897,534 shares held by John M. Belk Educational Endowment. Claudia W. Belk, Mary Claudia Belk Pilon and Katherine Belk Morris share voting and investment power.

Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(17)	Includes:

•	871 shares held by Madlon C. Glenn, his wife.

•

1,300,000 shares held by Bank of America, N.A., Successor Trustee Daisy Belk Mattox Trustee Under Will Dtd 12/22/52, Modified 01/25/10. Voting power is vested in Bank of America, N.A., Successor Trustee, and investment power is vested in J. Kirk Glenn, Jr., Special Trustee.

•	367,305 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr., et al. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee.

J. Kirk Glenn, Jr.’s address is P.O. Box 2736, Winston-Salem, North Carolina 27102.

(18)	Includes:

•

158,372 shares held by First Union National Bank of N.C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J.H. Matthews, Jr. The co-trustees share voting and investment power.

•	500 shares held by Betty C. Matthews, his wife.

•

66,141 shares held by Robinson Investment Company; 425,077 shares held by Matthews Group Limited Partnership; 205,933 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,829,517 shares held by the David Belk Cannon Foundation.

B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

(19)	Includes:

•

1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk, share voting and investment power.

•

2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) as the majority shareholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. The co-trustees of John M. Belk QTIP GST Non-Exempt Marital Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94, share voting and investment power.

•

703,863 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Wells Fargo Bank, N.A., the trustees, share voting and investment power.

•

1,548,721 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

•

496,758 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon, Wells Fargo Bank, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. The co-trustees share voting and investment power.

Susan N. Jamison’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal year 2012 compensation program for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers for fiscal year 2012, calculated in accordance with SEC rules and regulations (collectively, the “NEOs”). It includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, this CD&A discusses the role of the Compensation Committee (the “Committee”) in the governance and decision making associated with our executive compensation program.

Our NEOs for fiscal year 2012 are as follows:

•	Thomas M. Belk, Jr. — Chairman of the Board, Chief Executive Officer and Director (“CEO”);

•	Brian T. Marley — Executive Vice President and Chief Financial Officer (“CFO”);

•	John R. Belk — President, Chief Operating Officer and Director;

•	Kathryn Bufano — President and Chief Merchandising Officer; and

•	Ralph A. Pitts — Executive Vice President, General Counsel and Secretary.

Executive Summary

Fiscal Year 2012 Business Performance

In fiscal year 2011, the Company outperformed many of its key competitors and well exceeded its performance goals in both sales and profitability. Comparable store sales increased from fiscal year 2011 by 5.5%, with net revenues climbing 5.3% to $3.69 billion. Net income increased 43.5% from $127.6 million to $183.1 million.

Summary of Key Compensation Decisions for 2012

The key compensation actions taken by the Committee are listed below.

•

Merit-Based Salary Increases.    In fiscal year 2012, merit-based salary increases were made for all associates across the Company as a whole who were performing at an expected level. For the NEOs, the average salary increase was 5.8%.

•

Fiscal Year 2012 Annual Incentive Plan Award Opportunity.    Fiscal year 2012 awards under the Annual Incentive Plan were based on earnings before interest and taxes (“EBIT”) and sales achievement compared to our overall annual financial plan. The Committee approved the specific achievement level scale for each measure as well as an “overperformance” opportunity (the overperformance award) that would reward exceptional performance. For fiscal year 2012, we exceeded our EBIT and sales targets, and each NEO earned an award in excess of target.

•

Fiscal Year 2012 Executive Long-Term Incentive (“LTI”) Plan.    Fiscal year 2012 awards were based upon performance goals of sales, EBIT as a percentage of sales and return on invested capital (“ROIC”). We exceeded our sales, EBIT percentage and ROIC targets for fiscal year 2012, and each NEO earned an award in excess of target.

Compensation and Governance Practices

We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance. Other compensation and governance practices that support these principles, each of which is described in more detail in this CD&A, include the following:

•	We do not have employment agreements with any of our executive officers.

•	We do not have a separate change in control or severance agreement with any of our executive officers.

•	Our compensation practices provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	We have stock ownership guidelines for our executive officers, including a target ownership of at least two times annual base salary for the NEOs.

Compensation Committee Overview

Charter.    The Committee operates under the terms of a written charter, most recently amended by the Board in April 2010. The duties, responsibilities, and procedures of the Committee are governed by this charter. A copy of the charter is available at www.belk.com.

Scope of Authority.    The Committee is responsible for reviewing and approving the compensation paid to our executive officers. The Committee sets our equity grant policies, administers our compensation plans, and reviews and makes recommendations with respect to underlying compensation plan design. Additionally, the Committee recommends for Board approval the compensation for our non-employee Directors. The Committee Chair reports regularly to the Board.

Independence of Directors.    The Committee consists of three Directors, all of whom are independent within the meaning of applicable regulations. Additionally, each member of the Committee is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our current Committee members are Elizabeth Valk Long, who is the Committee Chair, John R. Thompson and Jerri L. DeVard.

Engagement of Independent Compensation Consultant.    In accordance with its charter, the Committee has the authority to engage compensation consultants. For fiscal year 2012, the Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant. Pay Governance provided the following services to the Committee in fiscal year 2012:

•	data and insights with respect to plan design for our executive and director compensation programs to be fair, reasonable and consistent with our compensation objectives and policies;

•	considerations with respect to and preparation of comparator data; and

•	review and comment on the CD&A.

Although the Committee considers the advice it receives from its consultant, the Committee is responsible for making final decisions as to the amount and form of compensation and the performance targets under our incentive compensation plans.

Management Participation in Meetings.    Members of management are regularly invited to participate in Committee meetings. Our CEO, Executive Vice President-Human Resources, and Vice President Compensation, Benefits and Payroll attend Committee meetings regularly. Our Vice President Controller and General Counsel also frequently participate. Management’s role is to provide input and analysis for the Committee’s discussions. Although management makes recommendations with respect to compensation, the final determination for executive and Director compensation rests with the Committee.

Executive Sessions.    The Committee meets in executive session from time to time in which only the Committee members participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance each year and may include the Committee’s independent compensation consultant.

Executive Compensation Guiding Principles

Our executive compensation program is designed to provide a rational, consistent and fair reward system. In making its decisions, the Committee takes into account our financial condition, the interests of our stockholders and the need to compensate individuals competitively and fairly for their contributions to Belk. The compensation principles used to guide the Committee’s decisions for fiscal year 2012 are as follows:

Component	Executive Compensation Guiding Principles
Business and Stockholder Alignment	• Compensation is used to retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success.

•    Incentive arrangements in particular are intended to create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Performance Focus	• We compensate our executives for performance versus our overall financial plans. We use measurable objectives for our NEOs and all other executives.

•    Awards delivered by our compensation plans reflect two key performance standards: achievement of our strategic, financial and operational goals; and individual contribution to our strategic growth and short- and long-term success.

•    Performance goals focus on measures that drive organizational financial success and stockholder value creation such as return on invested capital, earnings before interest and taxes, and sales. Successful achievement is determined against our overall financial plans.

• The performance measures, goals and payout opportunities are reviewed and, as appropriate, updated each year.

Comparability to Peers	• We consider the talent marketplace and competitive landscape in establishing a basis for fair compensation.
• Compensation levels are compared to publicly traded department store retailers, employers in the retail industry and general industry employers.
• Compensation design may include comparison to similarly performing peers in other industries.
• General compensation practices are evaluated in comparison to retailer and general industry peers.

Elements of Rewards and Pay Positioning

•    Our compensation opportunities generally include base salary, cash and equity incentive plans, and special circumstance incentive arrangements that promote retention and reward truly outstanding performance.

•    To retain and attract the necessary management talent, compensation generally is positioned at the market median. However, top performing executives may earn total pay opportunities up to the top quartile of the competitive market.

• While incentive plan targets are set at median, actual payouts may be above or below the median depending upon company performance and stock value fluctuations.

Component	Executive Compensation Guiding Principles

• Compensation is considered as only one element of the larger employee value proposition that we offer.

Variable Pay	• Our executives’ total compensation package emphasizes variable incentive pay.
• Approximately 55% to 75% of the total pay opportunity for NEOs is delivered through awards earned under our performance-based incentive compensation plans.

Comparator Data

To assist in establishing appropriate compensation levels, the Committee selects a group of comparator companies and asks a consulting company, Towers Watson, to compile applicable proxy compensation data for those companies. The Committee also asks the consultant to provide relevant published survey data with respect to compensation levels. The data gathered is intended to inform the Committee’s decision making. The data is also evaluated in light of our strategic and talent management objectives. The comparator data is only one of several factors considered by the Committee in making compensation decisions. The Committee assigns no particular weight to the comparator data.

In selecting comparator companies, the Committee noted that Belk has a unique regional focus, ownership structure and size, and that there are no other public companies that share these particular characteristics. As a result, the selection of companies for the comparator group was based on an assessment of various retail companies, including some national department stores and retailers, as competitors for both executive talent and customers. Market area and similarity in business model were also considered in determining the comparator group. For fiscal year 2012, the Committee chose to examine proxy data from the following companies: Abercrombie & Fitch Co., Aeropostale Inc., American Eagle Outfitters Inc., Ann Inc., Bed Bath & Beyond Inc., Bon-Ton Stores, Inc., Dillard’s, Inc., GAP, Inc., J.C. Penney Company, Inc., Kohl’s Corporation, Limited Brands, Inc., Macy’s Inc., Nordstrom Inc., Saks Inc., The Talbots Inc., The TJX Companies, Inc. and Williams Sonoma Inc.

The Committee also reviewed data from published surveys of Towers Watson, Mercer Human Resources Consulting and Hay Group. These data reference sources were chosen because of the determination of their relevancy and fit with Belk.

Elements of Executive Compensation

In fiscal year 2012, our total executive compensation opportunity was delivered through base salary, cash incentive awards, equity incentive awards, and benefits and perquisites. Each element of executive compensation is described below.

Base Salary

Purpose.    Base salary is intended to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

How the Committee Determines Annual Salary Adjustments.    The pay positioning for each NEO and annual salary adjustments take into account a number of factors, including internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. The Committee does not assign a particular weight to each factor.

Prior to the commencement of each fiscal year, the Committee reviews data from our comparator group, information provided by published surveys and salary increase trends for executive base pay. The CEO makes recommendations for the NEOs (other than himself) with respect to annual base salary adjustments. With respect to our CEO’s base salary increase, the Committee considers the same factors and determines an appropriate pay adjustment. The Committee makes the final determination for all base salary increases for the NEOs.

Individual performance evaluations are typically based on objectives specific to a position as determined at the beginning of the fiscal year by the CEO and each NEO. Company performance with respect to sales, margin, expense and EBIT are considered. Performance against non-statistical objectives is also included in a final performance assessment.

Base salary is one of the three elements of total direct compensation (“TDC”), comprised of base salary plus cash incentive plus equity incentive, for each of our NEOs. Base salary is the only element that is not variable incentive pay.

Outcome for Fiscal Year 2012.    For fiscal year 2012, we provided merit increases that averaged 3% to our associates across the Company who were performing at an expected level. Based on the Committee’s assessments as described above and a review of the comparator data gathered, the Committee approved an average 5.8% increase in the base salary of the NEOs (other than the CEO). The Committee approved an 11.1% increase in the salary of the CEO, based on comparator data that indicated that his salary was below market and in recognition of his contributions to the Company’s strong performance in fiscal year 2011. The effective date of the fiscal year 2012 base salary adjustments was March 18, 2011.

Cash Incentive Awards

We provided cash incentive awards in fiscal year 2012 to our NEOs under the Belk, Inc. Annual Incentive Plan (the “Annual Incentive Plan”).

Annual Incentive Plan

Purpose.    The purpose of our Annual Incentive Plan is to reward achievement of EBIT and sales performance objectives, measured against predetermined fiscal year budgetary targets.

Plan Structure and Award Determination.    The Belk, Inc. Amended and Restated Annual Incentive Plan was last approved by our stockholders at the 2011 Annual Meeting. Awards payable to NEOs under the Annual Incentive Plan are intended to be deductible under Section 162(m) of the Code.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, each participant has an assigned weighting for each performance measure. For the NEOs, the weighting is 60% EBIT and 40% sales. The Annual Incentive Plan provides that annual cash incentive awards will be paid only if at least 90% of the fiscal year EBIT target is achieved.

In calculating EBIT for compensation purposes, including the Annual Incentive Plan and LTI Plan, we take net income calculated in accordance with US GAAP and add back income tax expense and net interest expense, then adjust for gains or losses on the sale of property and equipment; pension curtailment charge; impairment charges and other store closing costs. In calculating sales for compensation purposes, including the Annual Incentive Plan and LTI Plan, sales represents sales from our owned merchandise plus sales of our leased departments. This amount differs from the revenues reported on our statement of income, which represents sales of our owned merchandise, net revenue from our leased departments and revenues from our non-merchandise sales such as hair salons and gift wrap.

The plan also provides for an additional annual cash incentive award, which we call an overperformance award, if our EBIT performance equals or exceeds 105.1% of the fiscal year EBIT target or our sales performance equals or exceeds 102.1% of the fiscal year sales target. An achievement scale associated with each of the two measures is used to determine the overperformance award. The incentive award under the Annual Incentive Plan for NEOs is determined according to the following formula:

Annual		(Base Salary x		(EBIT Achievement % x 60%) +		(Base Salary x
Cash	=	Target %)	x	(Sales Achievement % x 40%)	+	(EBIT Achievement > 105.1%
Incentive						+
Award						Sales Achievement > 102.1%)

When EBIT achievement exceeds 105.1% of plan or sales achievement exceeds 102.1% of plan, an overperformance award is earned. The award is based on two independent sliding scales. The range of the overperformance award that can be earned is shown below:

EBIT Achievement as Compared to Target	Overperformance Award Earned (% of Base Salary)
105.1%	0.10%
108.0%	3.0%
110.0%	5.0%
Sales Achievement as Compared to Target	Overperformance Award Earned (% of Base Salary)
102.1%	0.17%
105.0%	5.0%

For purposes of this calculation, base salary for the NEOs is the annual base salary rate in effect on the 89th day after the beginning of the fiscal year. Awards are paid in cash. The maximum annual award payable under the Annual Incentive Plan to any participant for any fiscal year is $2,500,000.

Payouts from the Annual Incentive Plan are “at risk” and contribute to our goal of placing more weight on “at risk” pay.

Factors Considered in Performance Target Settings.    Generally, the Committee sets the target level for EBIT and sales at the beginning of the fiscal year in accordance with our annual financial plan. In the past five years (fiscal year 2008 through fiscal year 2012), we have achieved performance in excess of the target level two times. The payout percentage over the past five years has ranged from 0% and 152% of the participant’s target award opportunity, with an average payout percentage over the past five years of approximately 83% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Factors Considered in the Individual Target Award Opportunity Determination.    As part of the competitive assessment process described above for base salary determination, the Committee evaluates the individual annual cash incentive opportunity under the Annual Incentive Plan for our NEOs. As with base salary adjustments, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Each NEO’s specific target opportunity is reviewed annually.

For the Annual Incentive Plan for fiscal year 2012, the Committee approved the target award, expressed as a percentage of base salary, and the corresponding dollar value at target. For our NEOs, the fiscal year 2012 target opportunity as a percentage of base salary did not change from the fiscal year 2011 target opportunity as a percentage of base salary. The following table shows the target opportunity as a percentage of base salary for fiscal year 2012, as well as the corresponding dollar value at target:

Name	Target as a Percentage of Base Salary	Target Award
Thomas M. Belk, Jr.	100%	$1,000,000
Brian T. Marley	40%	$239,827
John R. Belk	60%	$495,480
Kathryn Bufano	50%	$319,500
Ralph A. Pitts	40%	$266,471

Applicable Performance Goal Determination.    The performance measures and goals are set to align with our Board-approved annual financial budget. For fiscal year 2012, the Committee continued to believe that EBIT and sales were the appropriate performance measures. Target performance is set to correspond with EBIT and sales levels as determined in the annual budget.

Performance Goals.    The target performance goals for fiscal year 2012, which were approved by the Committee on March 29, 2011, were set at $291 million for EBIT and $3.621 billion for sales. These were consistent with the annual budget amounts as approved by the Board early in fiscal year 2012.

Payout Determination.    Awards are initially earned on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. After our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise discretion to adjust downward (but not upward) the awards to be paid to NEOs.

Outcome for Fiscal Year 2012.    We achieved $300.1 million in EBIT and $3.694 billion in sales in fiscal year 2012. EBIT achievement was 103.1% of target, and sales achievement was 102% of target. Based on our actual performance, each NEO earned an award in excess of target, but did not earn an overperformance award. The amounts earned by the NEOs under the Annual Incentive Plan for fiscal year 2012 are included in the non-equity incentive plan compensation column of the Summary Compensation Table for Fiscal Year 2012.

Equity Incentive Awards

We have two equity incentive award plans: the Executive Long-Term Incentive (LTI) Plan and the 2011 to 2013 Stretch Incentive Plan (“SIP”).

Executive Long-Term Incentive (LTI) Plan

Purpose.    Our equity incentives have been designed to tie a significant part of our key executives’ total targeted compensation opportunity to our long-term goals as reflected in the value of our stock. Equity incentives intend to reward plan participants based on our long-term financial performance and enhancement of stockholder value. The LTI Plan was also designed to promote an “ownership mentality” and encourage the long-term retention of executives.

Plan Structure and Award Determination.    Awards under the LTI Plan are made pursuant to the Belk, Inc. 2010 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

The LTI Plan rewards financial performance achievement over a one-year period. Measures used in the LTI Plan include: (1) EBIT as a percentage of sales, (2) sales and (3) ROIC. No award is earned unless 65% of the targeted EBIT performance is achieved, at which point a minimum award of 20% of target shares is earned. For a larger award based on EBIT to be earned, 90% of the targeted EBIT performance must be achieved. No award is earned based on sales unless 95% of the targeted sales performance is achieved. The amount of the award is increased if ROIC performance of 95% of target is achieved, up to a maximum increase of 15% if ROIC performance of 105% of target is achieved. A new performance cycle commences each fiscal year.

All NEOs participate in the LTI Plan. Each LTI Plan participant has a target award opportunity expressed as a percentage of base salary. The amount calculated is converted to target shares based on the most current share valuation. Base salary is the annualized base salary rate as of April 15 of the performance period.

Each participant has an assigned weighting for the EBIT and sales performance measures. For the NEOs, the weighting is 50% for the EBIT goal and 50% for the sales goal. If the ROIC performance threshold is achieved, the amount of the award attributable to the achievement of each of the two measures is increased based on a separate achievement scale, up to a maximum of 15%. The incentive award earned by NEOs, prior to any increase attributable to ROIC performance, is determined according to the following formula:

LTI Award (Number of Shares)	=	Target Shares (as calculated at the commencement of the performance cycle)	X	(50% x % earned per LTI scale EBIT Achievement %) + (50% x % earned per LTI scale Sales Achievement %)

The award is paid in shares of our Class B Common Stock. One-half of the shares vest as of the last day of the one-year performance period of the award. However, the shares underlying the awards are not issued until after the financial results are certified and our Compensation Committee approves the achievement of the goals under the plan. The remaining one-half of the shares vest within 90 days of the last day of the fiscal year immediately following the performance period, so long as the participant remains our employee through that date. There are special rules for participants who die, become disabled, retire or are otherwise vested by the Committee during the performance period and the fiscal year following the performance period.

The equity incentive opportunity is the third of the three elements of our total targeted compensation opportunity. Payouts from the LTI Plan are “at risk” and contribute to our goal of placing more weight on “at risk” pay.

Factors Considered in Performance Target Settings.    Generally, the Committee will set the target level for EBIT as a percentage of sales, sales and ROIC at the beginning of the fiscal year in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years that the plan was offered (fiscal year 2008 through fiscal year 2012, excluding fiscal year 2010 for which the plan was suspended), we achieved performance in excess of the target level two times. The payout percentage over these five years ranged from 20% and 151% of the participant’s target award opportunity, with an average payout percentage over these five years of approximately 60% of the target award opportunity. The plan was suspended for fiscal year 2010. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Factors Considered in the Individual Target Award Opportunity Determination.    Similar to the process described above for base salary and the Annual Incentive Plan opportunity determination, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. After considering these factors, the Committee approves a minimum, target and maximum award level each year in dollars as a percentage of base salary. Base salary is the annualized base salary rate as of April 15 of the performance period. The approved dollar values are translated into an equivalent number of shares on the date of grant.

For the LTI Plan for fiscal year 2012, the Committee approved the target award, expressed as a percentage of base salary, and the target opportunity, expressed as a number of shares. For our NEOs, the fiscal year 2012 target opportunity as a percentage of base salary did not change from the fiscal year 2011 target opportunity as a percentage of base salary. The following table shows the target opportunity as a percentage of base salary for fiscal year 2012, as well as the corresponding target award as a number of shares:

Name	Target as Percentage of Base Salary	Target Award (in shares)
Thomas M. Belk, Jr.	200%	78,043
Brian T. Marley	85%	19,887
John R. Belk	125%	40,280
Kathryn Bufano	85%	21,196
Ralph A. Pitts	85%	22,096

The grant date fair value of the fiscal year 2012 LTI awards is included in the stock awards column of the Summary Compensation Table for Fiscal Year 2012.

Applicable Performance Goal Determination.    The performance measures and goals are set to align with our Board-approved annual financial budget. For fiscal year 2012, the Committee set target performance to correspond with EBIT, sales and ROIC levels as determined in the annual budget.

Performance Goals.    The target performance goals for fiscal year 2012, which were approved by the Committee on March 29, 2011, were set at 8.1% of sales for EBIT, $3.621 billion for sales and 16% for ROIC. These were consistent with the annual budget amounts as approved by the Board early in fiscal year 2012.

Payout Determination.    Awards are earned solely on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. Similar to the process used with the Annual Incentive Plan, after our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise discretion to adjust downward (but not upward) the awards to be paid to NEOs and others.

Outcome for Fiscal Year 2012.    We achieved 8.2% of sales for EBIT, $3.694 billion in sales and 16.4% in ROIC in fiscal year 2012. We achieved 101.2% of EBIT target, 102% of the sales target and 102.5% of the ROIC target in fiscal year 2012. Based on our performance, each NEO earned an award in excess of target. The amounts earned by the NEOs under the LTI Plan for fiscal year 2012 are included in the Outstanding Equity Awards at January 28, 2012 table and the Stock Vested in Fiscal Year 2012 table.

2011 to 2013 Stretch Incentive Plan

The SIP was adopted by the Committee and the Board on August 26, 2010. The SIP rewards achievement of EBIT and sales performance objectives over the period that began on the first day of the third quarter of fiscal year 2011 and ends on the last day of fiscal year 2013, measured against the predetermined performance goals.

Purpose.    The purpose of the SIP is to encourage retention of our senior executives and reward achievement of challenging performance goals tied to the success of our strategic initiatives.

Performance Goals and Award Determination.    The SIP has two performance goals: cumulative EBIT and cumulative sales over the performance period, weighted equally at 50% for each goal.

The target award level was set at the participant’s fiscal year 2011 total target cash compensation (base salary plus target 2011 Annual Incentive Plan award). Participants can earn up to a maximum of 150% of the target award for achievement equal to or greater than 110% of the EBIT goal and 103% of the sales goal; however, no award will be earned for the EBIT portion of the award if we do not achieve at least 74% of the targeted EBIT performance, and no award will be earned for the sales portion of the award if we do not achieve at least 95% of the targeted sales performance.

The SIP award is denominated in cash and, if earned, will be settled in shares of our Class B Common Stock. One-half of any SIP award shares earned will be issued after the end of fiscal year 2013, and the balance of any award shares earned will be issued after the end of fiscal year 2014. The actual number of shares issued, if any, will be determined based on our stock price on the date the shares are granted. Any SIP awards earned will be granted under the Belk Inc. 2010 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

The grant date fair value of the SIP award is included in the fiscal year 2011 row of the stock awards column of the Summary Compensation Table for Fiscal Year 2012. Payouts from the SIP are “at risk” and contribute to our goal of placing more weight on “at risk” pay.

Payout Determination.    Awards will initially be earned on achievement of the EBIT and sales goals at the end of the performance period, which is the end of fiscal year 2013. After our financial statements are finalized, the Committee will adopt a confirming resolution with respect to the achievement levels. The Committee may exercise discretion to adjust downward (but not upward) the awards to be paid to the NEOs.

Benefits and Perquisites

We provide benefits to our NEOs under the Deferred Compensation Plan, 2004 Supplemental Executive Retirement Plan (SERP), Belk Pension Plan, Pension Restoration Plan, Belk 401(k) Savings Plan and 401(k) Restoration Plan. We provide senior executive life insurance and long-term care insurance to our NEOs. We also provide certain perquisites. Each of these benefits and perquisites is described below.

Deferred Compensation Plan

Purpose.    In 2002, we established a voluntary non-qualified deferred compensation plan. The plan enables key employees, including our NEOs, to defer a portion of their salary and annual incentive awards. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

Plan Structure.    Under the non-qualified deferred compensation arrangement, our NEOs may defer payment of up to 25% of their combined base salary and annual incentive compensation. When first eligible, participants elect, subject to plan limits, the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited and are paid at (or beginning at) termination of employment.

Prior to January 1, 2009, the interest credited was based on Moody’s Average Composite Corporate Bond Yield Index as of November of each year plus 1.75%; effective January 1, 2009, the interest that is credited is based on a discretionary rate set by Belk and communicated to participants. For calendar year 2012, Belk set the discretionary rate at 6.54%. Account balances are credited at the beginning of each year with the interest for the prior year. Our obligations to the participants are unfunded; individuals who make deferrals are general, unsecured creditors of Belk.

NEO Deferrals.    In fiscal year 2012, the amounts deferred and the interest credited to the accounts of each of the NEOs were as follows:

Name	Deferral Amount ($)	Interest Credited ($)
Thomas M. Belk, Jr.	200,010	58,319
Brian T. Marley	—	77,638
John R. Belk	250,000	173,146
Kathryn Bufano	119,140	10,592
Ralph A. Pitts	—	8,490

The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest is included in the Summary Compensation Table for Fiscal Year 2012. For further details about account activity in fiscal year 2012, see the table for Non-Qualified Deferred Compensation in Fiscal Year 2012.

We have a similar non-qualified deferred compensation arrangement for our Directors. See Director Compensation for a description of the plan.

2004 Supplemental Executive Retirement Plan (SERP)

Purpose.    The SERP allows us to provide meaningful retirement benefits for key senior management. All NEOs are participants. The Committee believes that the SERP is an important component of an overall competitive compensation and benefits offering.

Plan Structure.    The SERP is a non-qualified defined contribution plan. Plan participants are general, unsecured creditors of Belk. We credit a specific amount each year to a participant’s bookkeeping account, and a benefit is paid based on those credits and any earnings.

At the SERP’s inception, an initial credit was made reflecting the net present value of the benefit accrued under a prior supplemental executive retirement plan arrangement (a defined benefit plan). On April 1 of each year, we may make an annual contribution credit equal to a percentage, if any, of the participant’s total cash compensation (base salary + annual cash incentive award) paid in the preceding calendar year. We also have the ability to make an additional discretionary credit in an amount we determine. Historically, for Mr. Thomas M. Belk, Jr. and Mr. John R. Belk (“Messrs. Belk”), the annual contribution credit was 7%. For all other participants, the annual contribution credit was 11%. For fiscal year 2010, the Committee did not make a contribution credit. For fiscal years 2011 and 2012, the annual contribution credit for all participants equaled 5% of the amount of each participant’s compensation in excess of the Internal Revenue Code limit.

Account balances are credited with interest at a rate established by the Committee as of each April 1. Such rate is calculated utilizing the trailing 10 year average of 10 year Treasury bills plus or minus 150 basis points.

Annual contribution credits cliff vest on the third anniversary of the date the contribution credit was credited to the plan. However, if the participant’s age and years of service equal 65, annual contribution credits vest immediately upon a participant’s “separation from service” (as defined in the SERP). Accounts also become fully vested upon death or disability. Dependent upon specified circumstances, the form of payment is lump sum or installments.

For further details about account activity in fiscal year 2012, see the Non-Qualified Deferred Compensation Table for Fiscal Year 2012.

Belk Pension Plan and Pension Restoration Plan

Purpose.    These plans provide additional retirement benefits for our employees who meet certain eligibility requirements, including our NEOs except for Ms. Bufano.

Plan Structure.    Plan accruals under the Belk Pension Plan, a tax-qualified defined benefit plan, were frozen for most participants, including the eligible NEOs, effective December 31, 2005 and were frozen for the remaining participants effective January 1, 2009. Participants in the pension plan, including the eligible NEOs, continue to earn an interest credit on their account balances.

Eligible officers, including the eligible NEOs, were invited to participate in the Pension Restoration Plan. This plan is a non-qualified defined contribution plan designed to provide an equivalent retirement benefit to that which the eligible NEO would have received if the pension plan had not been frozen. However, effective January 1, 2009, the Pension Restoration Plan was amended to provide a discretionary contribution credit, which is not tied to the benefit a participant would have accrued under the Belk Pension Plan. We are not currently providing any contribution credits to the Pension Restoration Plan for any participants, including our eligible NEOs, but all participants continue to receive interest credits.

Belk 401(k) Savings Plan and 401(k) Restoration Plan

Belk maintains the Belk Savings 401(k) Plan for its employees, including its NEOs. Prior to 2010, associates who are not participants in the Pension Plan were entitled to receive a higher match rate on pre-tax deferrals under the Belk 401(k) Savings Plan; however, effective January 30, 2010, the matching contribution was changed to a discretionary matching contribution. For fiscal year 2010, the Committee suspended matching contributions to the plan but reinstated these contributions effective November 1, 2009. As of November 1, 2009, employer match contributions were reinstated for the plan. Employer match contributions are calculated at 100% of the first 4% of employees’ contributions, plus 50% on the next 2% of employees’ contributions, up to a total 5% employer match on eligible compensation.

Certain highly compensated employees, including our NEOs, may defer up to 25% of compensation into the Belk 401(k) Restoration Plan. This plan provides for a discretionary matching contribution credit to participants deferring under the plan. Effective for periods beginning on or after November 1, 2009, we may also (in our discretion) provide a credit to the accounts of participants who do not participate in the SERP. This credit may in our discretion include a credit equal to 5% of a participant’s compensation in excess of certain qualified retirement plan limits. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Senior Executive Life Insurance

Purpose.    This benefit provides additional levels of income protection in the event of the death of certain key executives, including Messrs. Belk, Marley and Pitts. SERP participants who were entitled to death benefits under a prior supplemental executive retirement plan arrangement (which included Messrs. Belk, Marley and Pitts but did not include Ms. Bufano) are covered by SERP life insurance. Additionally, Messrs. Belk are covered by a split dollar life insurance replacement plan. This plan replaces a split dollar benefit that was discontinued in fiscal year 2004. We maintain the life insurance program as part of our comprehensive package for financial security.

Plan Benefit.    We pay the annual premium on the SERP individual life insurance policy. The policies are designed with a payment schedule that contemplates all premium requirements being fulfilled by the time the insured reaches age 65. The insured (or his nominee) is the owner of the policy. During the insured’s active employment with us, the SERP life insurance policy has a face value of $750,000 for Messrs. Belk and $500,000 for Messrs. Marley and Pitts. The benefit period is unlimited.

Coverage under the split dollar replacement plan is $7 million for Messrs. Belk under a second-to-die policy.

NEO Premiums.    Our payment of the SERP life insurance premium is taxable to the insured. If the insured leaves Belk before age 65, he may maintain the policy by assuming responsibility for premium payments. The split dollar replacement premiums are funded through the split dollar replacement plan. We provide tax gross ups related to the split dollar replacement policies. Amounts associated with these life insurance arrangements for Messrs. Belk, Marley and Pitts, are included in the all other compensation column in the Summary Compensation Table for Fiscal Year 2012.

Long-Term Care Insurance

Purpose.    This benefit provides protection against financial losses in the event of an extended illness after retirement for certain key executives, including Messrs. Belk, Marley and Pitts. SERP participants who were entitled to benefits under a prior supplemental executive retirement plan arrangement (which included Messrs. Belk, Marley and Pitts but did not include Ms. Bufano) participate. We maintain this program as part of our comprehensive package for financial security.

Plan Benefit.    This benefit is underwritten by Mass Mutual Financial Group. During a covered NEO’s active employment with us, we pay the premium. If the covered NEO leaves our employment, he may maintain the policy by assuming responsibility for premium payments. The plan provides for a daily long-term care benefit expressed in dollars per day that commences after a 90-day elimination period.

NEO Premiums.    In fiscal year 2012, the premiums paid on behalf of the NEOs were as follows:

Name	Long-Term Care Premium Paid ($)
Thomas M. Belk, Jr.	1,432
Brian T. Marley	1,351
John R. Belk	1,266
Kathryn Bufano	—
Ralph A. Pitts	1,511

Perquisites

Our NEOs receive perquisites provided by or paid by us. These perquisites include payments under our automobile allowance program for Messrs. Marley and Pitts and Ms. Bufano and the company-owned car plan for Messrs. Belk. Additionally, as described above, we make payments related to split dollar life insurance replacement, SERP life insurance and long-term care insurance. Messrs. Belk receive tax and financial planning services, for which they reimburse us the annual aggregate incremental costs. In addition, our NEOs are permitted to use the Company plane for personal use, provided they reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight. There was no unreimbursed personal use of the Company plane during fiscal year 2012.

These perquisites are provided by many companies in our peer group and in our industry. The Committee considers them reasonable and necessary for us to remain competitive in our retention and recruitment of executive officers. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the total compensation package.

Risk Assessment of Compensation Policies and Practices

Consistent with SEC requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Although a significant portion of the compensation of our senior executives, including our NEOs, is performance-based and “at-risk,” we believe our compensation plans are appropriately structured, based on the following elements of our compensation programs and policies:

•

the financial performance goals of our incentive compensation programs are the budgeted objectives that are reviewed and approved by the Board, and incentive awards include minimum and maximum performance thresholds with funding that is based on actual results measured against the pre-approved goals that are clearly defined in all plans; and

•

the principal financial performance measures for our incentive programs, sales and EBIT performance, are generally the same for all of our executives, including our NEOs, and we maintain internal controls over financial reporting and the measurement and calculation of compensation goals that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our NEOs.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2012

The following table sets forth information concerning compensation for the NEOs for fiscal years 2010, 2011 and 2012.

Name and Principal Position	Fiscal Year(1)	Salary ($)(2)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)(4)
Thomas M. Belk, Jr.	2012	986,552	2,000,028	1,376,000	167,490	167,485	4,697,555
Chairman of the Board,	2011	895,415	3,600,410	1,360,047	78,178	115,126	6,049,176
Chief Executive Officer;	2010	869,659	—	573,280	87,527	164,288	1,694,754
Director

Brian T. Marley	2012	591,127	509,646	315,264	55,287	58,693	1,530,017
Executive Vice President and	2011	570,764	1,596,847	350,560	33,297	33,551	2,585,019
Chief Financial Officer	2010	554,347	140,003	219,909	33,056	81,591	1,028,906
John R. Belk	2012	821,012	1,032,265	657,667	183,846	126,806	2,821,596
President, Chief Operating	2011	786,127	2,252,200	719,907	96,960	80,622	3,935,816
Officer; Director	2010	763,516	—	417,414	100,359	123,630	1,404,919

Kathryn Bufano(8)	2012	633,750	543,177	439,632	3,155	48,698	1,668,412
President and Chief	2011	590,769	1,410,016	456,600	923	23,558	2,481,866
Merchandising Officer
Ralph A. Pitts	2012	656,799	566,262	350,289	82,643	66,381	1,722,375
Executive Vice President,	2011	634,174	1,434,379	389,507	35,870	38,856	2,532,786
General Counsel and Secretary	2010	615,933	—	244,341	43,992	92,190	996,456

(1)	Fiscal year 2012 is the period from January 30, 2011 through January 28, 2012. Fiscal year 2011 is the period from January 31, 2010 through January 29, 2011. Fiscal year 2010 is the period from February 1, 2009 through January 30, 2010.

(2)	Thomas M. Belk, Jr., John R. Belk and Kathryn Bufano deferred a portion of their salary into our deferred compensation plans, as described in Non-Qualified Deferred Compensation in Fiscal Year 2012. Each of the NEOs also contributed a portion of his or her salary to our 401(k) plan.

(3)	This column represents the aggregate grant date fair value for stock awards granted in the applicable year, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 16 to the consolidated financial statements in the Form 10-K filed on April 10, 2012 for the fiscal year ended January 28, 2012. An overview of the features of these awards can be found in the Compensation Discussion and Analysis.

For awards that are subject to performance conditions, the grant date fair value is based on a probability analysis as of the date of grant. In accordance with SEC rules, we also are required to disclose the grant date fair value for awards with performance conditions assuming maximum performance. The grant date fair value for the 2012 LTI Plan stock awards, assuming maximum performance, are as follows: Thomas M. Belk, Jr. — $3,450,071; Brian T. Marley — $879,166; John R. Belk — $1,780,674; Kathryn Bufano — $936,995; and Ralph A. Pitts — $976,828. The grant date fair value for the 2011 LTI Plan stock awards, assuming maximum performance, are as follows: Thomas M. Belk, Jr. — $3,105,369; Brian T. Marley — $841,296; John R. Belk — $1,703,986; Kathryn Bufano — $879,778; and Ralph A. Pitts — $934,764. The grant date fair value for the SIP awards (which were granted in fiscal 2011), assuming maximum performance, are as follows: Thomas M. Belk, Jr. — $2,700,294; Brian T. Marley — $1,204,873; John R. Belk — $1,896,574; Kathryn Bufano — $1,350,000; and Ralph A. Pitts — $1,338,731.

(4)	We have revised the amounts shown in the stock awards column for fiscal year 2011 to include the grant date fair value of the SIP award. The target value for the SIP award for each NEO, which is equal to the grant date fair value for the award, was disclosed in the Grants of Plan Based Awards in Fiscal Year 2011 table in our 2011 proxy statement. We have also revised the amounts shown in the stock awards column for fiscal years 2011 and 2010 for Mr. Marley to include the CFO Incentive Plan award, which was granted in fiscal year 2006 and approved by stockholders at the 2006 annual meeting, as five one-year stock awards rather than as one five-year stock award. These revisions correspondingly affect the total compensation amount for the applicable fiscal years.

(5)	This column reflects the amounts paid under the Annual Incentive Plan for the applicable fiscal year. See the Compensation Discussion and Analysis for a discussion of the Annual Incentive Plan for fiscal year 2012.

(6)	This column represents the above-market interest for the non-qualified deferred compensation plan and SERP in the applicable year. The following table shows the increase in pension value and above market interest for each plan:

Name	Change in Value in Belk Pension Plan ($)	Above- Market Earnings on DCP ($)	Above- Market Earnings on SERP ($)	Total ($)
Thomas M. Belk, Jr.	137,425	14,723	15,342	167,490
Brian T. Marley	30,190	22,001	3,096	55,287
John R. Belk	130,705	43,384	9,757	183,846
Kathryn Bufano	—	2,694	461	3,155
Ralph A. Pitts	74,636	2,310	5,697	82,643

Our defined benefit pension plan was frozen for all NEOs effective December 31, 2005. See Pension Benefits for Fiscal Year 2012 for additional information about the plan, including the present value assumptions used in this calculation. For the deferred compensation plan, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6% to 15% interest credited on salary deferred under various salary deferral plans in effect between 1987 and 2012. For the SERP, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6% interest credited under the plan beginning April 2010 and thereafter. See Non-Qualified Deferred Compensation for Fiscal Year 2012 for additional information about the plans.

(7)	Amounts in this column for fiscal year 2012 are comprised of the following:

Name	Insurance Bonus ($)(a)	Auto Amounts ($)(b)	Tax Gross Ups ($)(c)	Company Contribution To Defined Contribution Plans ($)(d)	Other Total ($)(e)	Total $
Thomas M. Belk, Jr.	59,773	3,034	30,803	73,665	210	167,485
Brian T. Marley	9,945	9,000	—	39,538	210	58,693
John R. Belk	37,838	10,228	18,318	60,213	210	126,806
Kathryn Bufano	—	9,000	—	39,698	—	48,698
Ralph A. Pitts	13,451	9,000	—	43,930	—	66,381

(a)	Insurance bonus consists of three components: split dollar replacement insurance, SERP life insurance and SERP long-term care insurance. Only Messrs. Belk are eligible for split dollar replacement insurance bonus.

(b)	Represents the aggregated incremental cost of the personal use of a company-provided automobile or the amount of an annual automobile allowance, as applicable.

(c)	Tax gross up amounts relate to split dollar replacement insurance bonus.

(d)	Company contributions to defined contribution plans include contributions to our 401(k) savings plan in the following amounts: Thomas M. Belk, Jr. — $12,596; Brian T. Marley — $12,327; John R. Belk — $12,387; Kathryn Bufano — $11,930; and Ralph A. Pitts — $12,336. We also make contributions on behalf of the NEOs to our non-qualified deferred compensation plans, as described in the non-qualified deferred compensation table.

(e)	Represents the amount paid by the Company for access to a fitness club.

Messrs. Belk also receive tax and financial planning services. They reimburse us for the annual aggregate incremental costs for this benefit. In addition, our NEOs are permitted to use the company plane for personal use. The NEOs reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

(8)	In accordance with SEC rules, because Kathryn Bufano first became an NEO in fiscal 2011, only her fiscal 2011 and 2012 compensation is included in the table.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table provides information about the equity and non-equity awards granted to the NEOs in fiscal year 2012.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas M. Belk, Jr.	Annual Incentive Plan		500,000	1,000,000	1,600,000
	LTI FY12	3/29/2011				11,870	59,348	102,376	2,000,028
Brian T. Marley	Annual Incentive Plan		119,913	239,827	419,697
	LTI FY12	3/29/2011				3,025	15,123	26,088	509,646
John R. Belk	Annual Incentive Plan		247,740	495,480	825,799
	LTI FY12	3/29/2011				6,127	30,631	52,839	1,032,265
Kathryn Bufano	Annual Incentive Plan		159,750	319,500	543,150
	LTI FY12	3/29/2011				3,224	16,118	27,804	543,177
Ralph A. Pitts	Annual Incentive Plan		133,236	266,471	466,324
	LTI FY12	3/29/2011				3,361	16,803	28,986	566,262

(1)	These columns show the possible payout for each NEO under the Annual Incentive Plan for fiscal year 2012 (including the overperformance award) if the threshold, target or maximum goals are satisfied. The payouts are performance-driven and therefore completely “at risk.” The amounts earned under the Annual Incentive Plan for fiscal year 2012 are shown in the non-equity incentive plan compensation column of the Summary Compensation Table for Fiscal Year 2012. A description of the Annual Incentive Plan for fiscal year 2012 and the performance goals for determining the payouts under the plan are described in the Compensation Discussion and Analysis.

(2)	These columns show the potential number of shares that could be issued under the LTI Plan for fiscal year 2012 if the threshold, target or maximum goals are satisfied. The awards are performance-driven and therefore completely “at risk.” A description of LTI FY12 and the performance goals for determining the payouts under the plan are described in the Compensation Discussion and Analysis.

(3)	This column reflects the grant date fair value of the awards for LTI FY12 under ASC Topic 718. The grant date fair value was $33.70 per share, as determined by an independent appraisal.

Outstanding Equity Awards at January 28, 2012

The following table sets forth information with respect to all outstanding equity awards for the NEOs at January 28, 2012. Although our 2010 Incentive Stock Plan authorizes the issuance of options, no options have been granted to the NEOs.

Name	Plan	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Thomas M. Belk, Jr.	LTI FY12 2011-2013 Stretch Incentive Plan	39,022 (1)	1,592,098 1,800,196
Brian T. Marley	LTI FY12 2011-2013 Stretch Incentive Plan	9,944 (1)	405,715 803,249
John R. Belk	LTI FY12 2011-2013 Stretch Incentive Plan	20,140 (1)	821,712 1,264,382
Kathryn Bufano	LTI FY12 2011-2013 Stretch Incentive Plan	10,598 (1)	432,398 900,000
Ralph A. Pitts	LTI FY12 2011-2013 Stretch Incentive Plan	11,048 (1)	450,758 892,487

(1)	The SIP award is denominated in cash and, if earned, will be settled in shares of our Class B Common Stock. The actual number of shares granted, if any, will be determined based on our stock price on the date the shares are granted.

LTI Plan Awards.    The fiscal year 2012 LTI awards were granted on March 29, 2011. The LTI Plan rewards financial performance and achievement over a one-year period compared to a one-year budget plan. If the award is earned, one-half of the shares are deemed to be vested as of the last day of the one-year performance period of the award. We met the performance goals for fiscal year 2012, and the one-half of the shares that vested as of January 28, 2012 are reflected in the Stock Vested in Fiscal Year 2012 table below. The remaining one-half of the shares, which are set forth above, vest within 90 days of the last day of the fiscal year immediately following the performance period, so long as the participant remains our employee through that date. A full description of the LTI Plan for fiscal year 2012 and the performance goals for determining the payouts under the plan are described in the Compensation Discussion and Analysis.

The market value is calculated by multiplying the number of shares that have not vested by the fair market value of our stock as of January 28, 2012 of $40.80, as determined by an independent appraisal.

SIP Awards.    The 2011 to 2013 Stretch Incentive Plan awards were granted on August 26, 2010. The SIP rewards achievement of EBIT and sales performance objectives over the period that began on the first day of the third quarter of fiscal year 2011 and ends on the last day of fiscal year 2013, measured against the predetermined performance goals. The SIP award is denominated in cash and, if earned, will be settled in shares of our Class B Common Stock. One-half of any SIP award earned will be granted after the end of fiscal year 2013, and the balance of any award earned will be granted after the end of fiscal year 2014. The actual number of shares granted, if any, will be determined based on our stock price on the date the shares are granted. A description of the SIP is disclosed in the Compensation Discussion and Analysis.

The market value reflects the target value of the SIP award.

Stock Vested in Fiscal Year 2012

The following table sets forth information concerning the amounts realized by the NEOs upon the vesting of stock awards during fiscal year 2012. Although our 2010 Incentive Stock Plan authorizes the issuance of options, no options have been granted to the NEOs.

Name	Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Belk, Jr.	LTI FY12	39,022	1,592,098
	LTI FY11	52,345	2,135,676
Brian T. Marley	LTI FY12	9,944	405,715
	LTI FY11	14,181	578,585
John R. Belk	LTI FY12	20,140	821,712
	LTI FY11	28,723	1,171,898
Kathryn Bufano	LTI FY12	10,598	432,398
	LTI FY11	14,830	605,064
Ralph A. Pitts	LTI FY12	11,048	450,758
	LTI FY11	15,757	642,886

The stock awards in the table above vested on January 28, 2012. The value realized on vesting is calculated by multiplying the number of shares vested by the fair market value of our stock on the date of vesting of $40.80, as determined by an independent appraisal. The table reflects the gross number of vested shares. The actual number of shares issued may be reduced to pay taxes, at the election of the NEO. The awards were granted in connection with the LTI Plan for fiscal years 2012 and 2011.

Executive Long Term Incentive Plan.    We exceeded the performance goals under the LTI Plan for fiscal year 2012. Under the LTI Plan, if the award is earned, one-half of the shares are deemed to be vested as of the last day of the one-year performance period of the award. The one-half of the shares which were earned under LTI for fiscal year 2012 and that vested as of January 28, 2012 are reflected in the table above. However, the shares underlying the awards are not issued until after the financial results are certified and our Compensation Committee approves the achievement of the goals under the plan. In addition, the table above reflects the remaining one-half of the shares earned under the LTI Plan for fiscal year 2011.

For additional information about the plan, see the discussion of the elements of executive compensation in the Compensation Discussion and Analysis.

Pension Benefits for Fiscal Year 2012

The following table sets forth information concerning accrued pension benefits for the NEOs as of January 28, 2012. There were no payments to the NEOs under the Belk Pension Plan during fiscal year 2012.

Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Thomas M. Belk, Jr.	Belk Pension Plan	24	671,591
Brian T. Marley	Belk Pension Plan	4	136,300
John R. Belk	Belk Pension Plan	21	549,153
Kathryn Bufano	Belk Pension Plan	—	—
Ralph A. Pitts	Belk Pension Plan	10	380,690

Benefit accruals (but not interest credits) under the Belk Pension Plan were frozen for most participants, including the NEOs, effective December 31, 2005. Effective January 1, 2009, we suspended benefit accruals (but not interest credits) for the remaining participants for one year. Effective as of December 31, 2009, we amended the Belk Pension Plan to permanently cease benefit accruals (but not interest credits) for these remaining participants. The present value of accumulated benefits is based on the account balance as of the date a participant’s benefit accruals ceased, projected to the normal retirement age under the plan of 65, using the plan’s crediting rate of 6.5% and converted to the normal form of payment, which is assumed to be 33% probability of electing 15 year certain annuity and 67% probability of electing life annuity. Benefits are discounted from age 65 using a 4.375% discount rate, which is the January 29, 2011 measurement date assumption used for financial reporting.

An NEO is entitled to early retirement benefits under the Belk Pension Plan upon the attainment of age 55 and the completion of five years of service at Belk, in which he or she worked at least 1,000 hours of service per year. Currently, Mr. Thomas Belk and Mr. Pitts are the NEOs eligible for early retirement. If Mr. Thomas Belk or Mr. Pitts had elected to retire as of January 28, 2012, the present value of their accumulated benefit under the Belk Pension Plan would be approximately $504,318 and $291,692, respectively, assuming election of the 15 year certain annuity and discounted using a 4.375% discount rate. The present value of the accumulated benefit for early retirement is not materially different from the present value of the accumulated benefit for normal retirement, as disclosed in the table above, due to the fact that the plan was frozen effective December 31, 2005.

Upon the death of an NEO, his or her spouse is entitled to benefits under the Belk Pension Plan if the NEO had completed five years of service, in which he or she worked at least 1,000 hours per year.

In fiscal year 2012, changes in value for the Belk Pension Plan are as follows: Thomas M. Belk, Jr. — $137,425; Brian T. Marley — $30,190; John R. Belk — $130,705; Kathryn Bufano — $0; and Ralph A. Pitts — $74,636. These amounts are reported in the Summary Compensation Table for Fiscal Year 2012.

Non-Qualified Deferred Compensation in Fiscal Year 2012

The following table sets forth information regarding deferred compensation that is not tax-qualified for the NEOs at January 28, 2012. The material terms of the plans are described below the table.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(2)
Thomas M. Belk, Jr.	SERP	—	61,069	170,643	—	3,065,397
	DCP	200,010	—	58,319	—	815,032
	401(k) Restoration Plan	—		(1,435)	—	61,143
	Pension Restoration Plan	—	—	2,871	—	47,169

	Total	200,010	61,069	230,398	—	3,988,741
Brian T. Marley	SERP	—	27,211	34,280	—	618,387
	DCP	—	—	77,638	—	1,098,299
	401(k) Restoration Plan	—		3,977	—	67,432
	Pension Restoration Plan	—	—	2,032	—	33,396

	Total	—	27,211	117,927	—	1,817,514
John R. Belk	SERP	—	47,826	108,427	—	1,949,325
	DCP	250,000	—	173,146	(13,745)	2,396,269
	401(k) Restoration Plan	—		1,027	—	68,492
	Pension Restoration Plan	—	—	2,476	—	40,680

	Total	250,000	47,826	285,076	(13,745)	4,454,766
Kathryn Bufano	SERP	—	27,769	4,865	—	91,896
	DCP	119,140	—	10,592	—	151,663
	401(k) Restoration Plan	72,906	—	(306)	—	72,601
	Pension Restoration Plan	—	—	—	—	—

	Total	192,046	27,769	15,151	—	316,160
Ralph A. Pitts	SERP	—	31,595	63,269	—	1,138,096
	DCP	—	—	8,490	—	117,520
	401(k) Restoration Plan	—		3,383	—	225,701
	Pension Restoration Plan	—	—	2,420	—	39,759

	Total	—	31,595	77,562	—	1,521,076

(1)	Certain amounts in these columns are also reported in the Summary Compensation Table for Fiscal Year 2012, as follows:

Name	Reported in Salary or Non-Equity Incentive Compensation Columns ($)	Reported in Change in Pension Value and Non-Qualified Deferred Compensation Earnings Column ($)	Reported in All Other Compensation Column ($)	Total ($)
Thomas M. Belk, Jr.	200,010	30,065	61,069	291,144
Brian T. Marley	—	25,097	27,211	52,308
John R. Belk	250,000	53,141	47,826	350,967
Kathryn Bufano	192,046	3,155	27,769	222,970
Ralph A. Pitts	—	8,007	31,595	39,602

(2)	Amounts include executive contributions previously reported as salary or bonus in the summary compensation table in prior year proxy statements, as follows: Thomas M. Belk, Jr. — $376,924; Brian T. Marley — $540,847; John R. Belk — $1,402,376; Kathryn Bufano — $18,900; and Ralph A. Pitts — $183,644. Amounts also include above-market earnings that were reported as all other compensation in the summary compensation table in prior year proxy statements.

2004 Supplemental Executive Retirement Plan (SERP)

We maintain a supplemental executive retirement plan that covers a select group of management and highly compensated employees. The SERP is a non-qualified defined contribution plan that provides an annual contribution credit not to exceed 11% of eligible cash compensation.

For fiscal year 2012 for all SERP participants, we made a discretionary contribution credit equal to 5% of the amount of each participant’s compensation in excess of the limit set forth in Internal Revenue Code §401(a)(17). Account balances are credited with interest at a rate established by the Committee as of each April 1, in accordance with the SERP.

Normal retirement under the SERP is defined as age and years of service equal to 65. Messrs. Belk and Mr. Pitts all have age and years of service greater than 65 and are therefore fully vested in the plan. If an executive terminates, becomes disabled, or retires before age and years of service equals 65, at the time of termination, the account balance is paid out in a lump sum. If age and years of service equal 65, the executive’s account balance is paid out based on the payment term selected by the executive. In the event of death, prior to termination or during payment status, the account balance will then be paid to the executive’s designated beneficiary in a lump sum payment.

Deferred Compensation Plan (DCP)

We maintain a Deferred Compensation Plan for certain members of senior management. Participants may elect to defer a portion of their cash compensation, subject to certain limitations prescribed by the DCP. Eligible employees may enroll in the DCP annually. We provide an interest credit on the amounts deferred by the participant. The historical interest rates vary from between 7% and 15% per year.

The NEOs are entitled to receive the amount credited to their deferred compensation account in the event of termination of employment. If termination occurs before the executive reaches age 55, the account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive reaches age 55, the executive is paid out in a lump sum or five, ten, or 15 year annual installments, based on the executive election on file. In the event of death prior to termination, the executive’s designated beneficiary is paid out over five years.

We continue to maintain a deferred compensation plan under which our NEOs previously deferred compensation. No new deferrals are made under this previous plan. The amounts previously deferred are paid in the event of termination of employment pursuant to the terms of such plan.

401(k) Restoration Plan

We established the Belk 401(k) Restoration Plan for highly compensated employees on January 1, 2004. Participants may defer up to 25% of compensation into the plan. The Belk 401(k) Restoration Plan provides for a discretionary matching contribution credit to certain highly compensated employees. Effective for periods beginning on or after November 1, 2009, we may also, in our discretion, provide a credit to the accounts of participants who do not participate in the SERP. This credit may, in our discretion, include a credit equal to 5% of a participant’s compensation in excess of certain qualified retirement plan limits. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Pension Restoration Plan

On December 31, 2005, we amended the Belk Pension Plan to freeze benefits for all officers and other associates, except for a grandfathered group who met certain age and vesting requirements. Effective January 1, 2009, we expanded the freeze (first on a temporary basis and then permanent basis) to all participants. All associates affected by the freeze continue to earn interest credits, as defined by the plan, on their pension balance.

Beginning in fiscal year 2007, the officers affected by the freeze who met certain age and vesting requirements, including each of the NEOs, were invited to participate in a non-qualified “shadow” plan providing (for plan years ending on or before December 31, 2008) a similar benefit to that which they would have received under the Belk Pension Plan had their benefits not been frozen. For plan years beginning on or after January 1, 2009, we have the discretion to determine the amount of any credit to be made to a participant’s account. Effective January 1, 2009, we suspended our contribution credits to the Pension Restoration Plan, and on December 31, 2009, we permanently eliminated contribution credits to the Pension Restoration Plan, although participants continue to earn interest credits on current account balances.

Benefits are 100% vested at all times. For participants with an aggregated account balance of $10,000 or more, benefits generally are paid in a single lump sum payment or in five, ten or 15 annual installments, as elected by the participant. In the event of death before the payments have begun, benefits are paid in five annual installments.

Potential Payments Upon Termination or Change in Control

We do not have any written employment, change in control or severance agreements with our NEOs. In the event of termination without cause, we strive to assist the executive in a smooth transition based on individual facts and circumstances. In the past, we have generally provided our executives with severance payments equal to approximately one-half of their annual base salary. However, this approach may be adjusted based on the particular circumstances surrounding the termination of the executive, and any amounts paid are at the discretion of the Compensation Committee.

Our equity awards are granted pursuant to our 2010 Incentive Stock Plan. The terms of the 2010 Incentive Stock Plan and the award certificates for each grant determine whether any amounts are payable in the event of a termination, retirement or change in control. Under the plan, if we agree to sell all or substantially all of our assets, or agree to a merger, consolidation, reorganization or other corporate transaction in which our Class B Common Stock is converted into another security or into the right to receive securities or property, any conditions on restricted stock grants will lapse on the date the change in control is effective.

In addition, the award certificates under the LTI Plan and the SIP contain specific terms relating to the effect on the award of a termination due to death, disability or retirement.

•	In the event of a voluntary termination, all unvested LTI Plan awards are forfeited by the NEO.

•

In the event of termination due to the death, disability or retirement of the NEO, awards under the LTI Plan are prorated for the performance period during which the NEO was employed. After the end of the applicable performance period, if the performance goals are achieved and awards are earned, the prorated portion of the award would be paid to the estate of the NEO at that time.

•

The SIP provides for potential acceleration of a portion of the award in the event of termination due to the death, disability or retirement of the NEO. However, an executive must be employed for at least two full years of the SIP performance period to be entitled to any possible accelerated payout. As of January 28, 2012, two full years of the SIP performance period had not been completed.

Assuming a termination due to death, disability, retirement or a change in control as of January 28, 2012, the following amounts would be payable to our NEOs under the LTI Plan for fiscal year 2012 in accordance with the terms described above, since the awards were earned at the end of the performance period above the target level. The amount was calculated based upon a $40.80 per share value of our common stock at January 28, 2012, in accordance with an independent appraisal.

Name	LTI FY12 ($)
Thomas M. Belk, Jr.	1,592,098
Brian T. Marley	405,715
John R. Belk	821,712
Kathryn Bufano	432,398
Ralph A. Pitts	450,758

In addition to the amounts discussed above, upon a voluntary or involuntary termination or retirement, the NEOs would be entitled to receive amounts that are already described in the compensation tables, including the value of equity awards that have already vested, amounts payable under our defined benefit pension plan and amounts previously deferred into and accrued under our defined contribution plans.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for recommending to the Board the non-employee Director compensation. In fiscal year 2012, we paid each non-employee Director an annual retainer fee of $60,000, a fee of $15,000 for each committee on which the Director serves as chair, and a fee of $5,000 for each committee on which the Director serves but does not chair. In addition, we awarded each non-employee Director 2,967 shares of Class B Common Stock, which had a value of approximately $100,000 on the date of grant. Annual retainer fees are paid to Directors after the annual stockholder meeting in May of each year. The stock is issued on the date of the Annual Meeting. We also provide our Directors the same merchandise discount that we provide generally to our employees.

Under our Non-Employee Directors Deferred Compensation Plan, our non-employee Directors may defer payment of up to 100% of their annual retainer fee. When first eligible, participants elect the payment date (over a period of up to five years after separation of service from the Company) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. On January 1 of each plan year, the Board, in its sole discretion, determines the interest that is credited on account balances. For the first plan year, and until changed by the Board, the interest rate credited to account balances is based on Moody’s Long-term Corporate Bond Yield average index as of November of the prior plan year plus 1.75%. Interest is credited on a daily basis and account balances are updated monthly. Each participant is 100% vested in his or her account attributable to deferrals and interest. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest for Mr. Thompson and Ms. DeVard, the Directors who participated in the plan for fiscal year 2012, is included in the Director Compensation table below.

Director Compensation for Fiscal Year 2012

The following table shows the amounts paid to each of our Directors (other than Mr. Thomas M. Belk, Jr. and Mr. John R. Belk) for fiscal year 2012. We do not provide additional compensation to our Directors that are also our employees. For information about the compensation we paid to Mr. Thomas M. Belk, Jr. and Mr. John R. Belk, see the executive compensation tables above.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Non-Qualified Deferred Earnings ($)(2)(3)	All Other Compensation ($)	Total ($)
Erskine B. Bowles	65,000	99,988	—	—	164,988
Jerri L. DeVard	65,000	99,988	1,918	—	166,906
Elizabeth Valk Long	75,000	99,988	—	—	174,988
Thomas C. Nelson	75,000	99,988	—	—	174,988
John R. Thompson	70,000	99,988	8,292	—	178,280
John L. Townsend, III	80,000	99,988	—	—	179,988
H.W. McKay Belk	—	—	148,081	512,359	660,440

(1)	Represents the grant date fair value in accordance with ASC Topic 718 of the 2,967 shares of Class B Common Stock awarded on May 31, 2011. The stock is fully vested on the date of grant. The grant date fair value was $33.70 per share, as determined by an independent appraisal.

(2)	Ms. DeVard deferred $65,000 and Mr. Thompson deferred $70,000 of the fees paid in cash into the deferred compensation plan. Amounts in this column for Ms. DeVard and Mr. Thompson represent above market earnings on these deferred fees. For a description of the deferred compensation plan, see “Deferred Compensation Plan” in the Compensation Discussion and Analysis.

(3)	Because Mr. Belk was our employee during fiscal year 2012, he did not receive any compensation for his service as Director. However, under SEC rules, we are required to include in the table the compensation that we paid to him in any capacity for fiscal year 2012. The amount in this column for Mr. Belk represents the compensation we paid to him in fiscal year 2012 pursuant to a Transition Agreement dated June 23, 2009. Mr. Belk previously served as our President and Chief Merchandising Officer. From August 3, 2009 through August 1, 2010, Mr. Belk continued to serve as our President and Chief Merchandising Officer. Beginning on August 2, 2010 and through January 28, 2012, Mr. Belk assumed the role of Vice Chairman and continued as an associate of the Company. He provided assistance to us, on a consulting basis, on matters relating to merchandising strategy and vendor relations. From January 30, 2011 through January 28, 2012, his annual salary was reduced by 50%. Mr. Belk was not eligible to participate in any annual incentive compensation plans subsequent to fiscal year 2010. Mr. Belk’s benefits and perquisites remained in effect for the full transition period, including payments made to him under the split dollar replacement plan. Through January 28, 2012, as he continued to be our employee, he did not receive any additional compensation for his service as Director.

None of the Directors in the table held any stock options or restricted stock at January 28, 2012.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board established a Compensation Committee in August 2004 composed of independent Directors. The members of the Compensation Committee are Ms. DeVard, Ms. Long and Mr. Thompson. None of these Directors are our employees or former employees, and none has any direct or indirect material interest in or relationship with us outside of his or her position as a Director. In addition, none of our executive officers serves as a member of a Board or compensation committee of any entity that has one or more executive officers who serves on our Board or Compensation Committee.

PROPOSAL TWO

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

TO ELIMINATE THE CLASSIFIED BOARD STRUCTURE

The Board has unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of all directors. The amendments are described below, and the text of the amendments are set forth in Appendix A, with deletions to the Certificate of Incorporation indicated by strike-outs, and additions indicated by underlining.

Current Classified Board Structure

Currently, under our Certificate of Incorporation and Bylaws, our Board of Directors are classified into three classes (Class I — term expires in 2014, Class II — term expires in 2012, and Class III — term expires in 2013), one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term. Consequently, at each annual meeting, only one class of Directors, constituting roughly one-third of the entire Board, is considered by the stockholders for election to a term of three years to succeed those Directors whose terms expire at the meeting. In addition, our Certificate of Incorporation also provides that Directors may only be removed for cause.

Reason for the Proposal

The classified board structure has been a fundamental element of our corporate governance and protective provisions since the adoption of our Certificate of Incorporation and Bylaws. However, the Board is committed to good governance practices and realizes that in recent years a number of companies have eliminated their classified board structures under the theory that the Directors are more accountable to stockholders, and therefore more likely to act in the best interests of stockholders, if they stand for election annually, as opposed to serving multiple-year terms. Believing that the annual election of directors is a best practice and would enhance our corporate governance policies, our Board has determined that it is in the best interests of our Company and our stockholders to eliminate our classified board structure and provide for the annual election of Directors.

Effect of the Approval of the Proposed Amendments

If our stockholders approve the amendments to our Certificate of Incorporation, it will be amended to eliminate our classified board structure, as described above. Conforming amendments also will be made to our Certificate of Incorporation to reflect the absence of a classified board, including the elimination of the limitation that a director may only be removed by the stockholders with cause. In addition, conforming amendments will be made to our Bylaws to reflect the elimination of our classified board structure. Stockholder approval is not required to amend our Bylaws.

If the amendments to our Certificate of Incorporation are not approved by the stockholders at the Annual Meeting, our Board of Directors will remain classified and the three Class II directors will stand for election as Class II nominees for three-year terms expiring at the 2015 Annual Meeting of Stockholders, and all Class I and Class III Directors will continue in office for the remainder of their full three-year terms, each subject to their earlier retirement, resignation, removal or death.

THE BOARD RECOMMENDS A VOTE “FOR”

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

TO ELIMINATE THE CLASSIFIED BOARD STRUCTURE.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our fiscal 2012 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following objectives of our compensation program:

•	retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success;

•	link compensation to the achievement of our strategic, financial and operational goals, and individual contributions to our strategic growth and short- and long-term success; and

•	create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Although the vote is non-binding, the Compensation Committee will consider the voting results in making decisions about future compensation arrangements for our NEOs.

THE BOARD RECOMMENDS A VOTE “FOR”

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

CERTAIN TRANSACTIONS

It is our policy that any proposed transaction involving Belk and a related person (including our Directors, executive officers, 10% stockholders and immediate family members of the foregoing) must be brought to the Board for review and approval prior to entering into the transaction. In accordance with this policy, a proposed transaction is analyzed by the Board, and the full Board votes on whether to permit the transaction. However, if the person proposing the transaction is a Director, the Director recuses himself or herself from the Board’s discussion and vote. There have been no related person transactions since the beginning of fiscal year 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

KPMG LLP served as our independent registered public accountant for the fiscal year ended January 28, 2012. One or more representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The Audit Committee has not selected our independent registered public accountant for fiscal year 2013, but intends to do so after the date of this proxy statement.

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Aggregate fees for fiscal years 2012 and 2011 by KPMG LLP were:

	Fiscal Year
	2012	2011
Audit Fees(a)	$602,000	$562,100
Audit Related Fees	—	—
Tax Fees(b)	73,100	149,600
All Other Fees(c)	90,000	—

(a)	For fiscal year 2012, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q and the attestation to our report on internal controls. For fiscal year 2011, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the attestation to our report on internal controls and additional audit services related to the classification of fixed assets and other issues.

(b)	Includes fees for tax services, including review of our tax returns and advice on tax compliance and planning.

(c)	Includes fees for the program assessment for our systems application and infrastructure.

Audit Committee Pre-Approval Policies and Procedures

Our Board has adopted a pre-approval policy which requires the Audit Committee to pre-approve audit and permitted non-audit services to be rendered by our independent registered public accountants. The Audit Committee is authorized to designate one of its members to pre-approve such services, provided that the issue is then presented to the full Audit Committee at its next meeting. All of the services described above were approved by the Audit Committee pursuant to this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent of our common stock to file certain reports with respect to each such person’s beneficial ownership of our common stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, to our knowledge, all required filings were made on a timely basis.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended January 28, 2012 accompanies this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, to eligible stockholders upon request at no cost to such stockholders. We will also provide copies of the exhibits to our Annual Report on Form 10-K to eligible stockholders upon request, for which we may impose a reasonable fee. Requests for copies of either the Annual Report on Form 10-K or the exhibits thereto should be mailed to: Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attention: Ralph A. Pitts, Executive Vice President, General Counsel and Secretary.

These materials are also accessible through our website at www.belk.com and on the website of the Securities and Exchange Commission at www.sec.gov.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at our 2013 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Securities Exchange Act must be received by us no later than December 24, 2012 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with such meeting.

Stockholder proposals brought before our 2013 Annual Meeting of Stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Certificate of Incorporation. To be timely, written notice of such proposal must be given to Belk’s Secretary not less than 60 nor more than 90 days prior to the meeting. However, if we provide less than 70 days’ notice of the meeting to stockholders, then the notice of the proposal must be received by the Secretary no later than ten days after the date notice of the meeting is mailed or publicly disclosed by us. The notice of the proposal must address the specific information set forth in our Certificate of Incorporation.

We shall retain discretion to vote proxies on a proposal filed within the above deadlines provided (1) we include advice on the nature of the proposal and how we intend to exercise our voting discretion in the proxy statement and (2) the proponent of such proposal does not issue a proxy statement.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder, in which case each stockholder will receive his or her own proxy. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to: Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attention: Ralph A. Pitts, Executive Vice President, General Counsel and Secretary, telephone: 704-357-1000.

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.

EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina

April 23, 2012

APPENDIX A

Proposed Amendments to our Certificate of Incorporation

(Deletions are indicated by strike-outs, and additions are indicated by underlining)

SEVENTH: Board of Directors.

7.1 The Board of Directors of the Corporation shall be such number as is determined by the affirmative vote of a majority of the entire Board of Directors. ~~The directors of the Corporation shall be divided into three classes, designated as Class I, Class II and Class III. The term of office of each director shall be three years; provided, however, that the term of office of all of the initial directors shall expire at the first annual meeting of the stockholders after the date of filing of this Amended and Restated Certificate of Incorporation (at which time the stockholders shall elect all of the directors in each of the three classes). The term of office of the directors in Class I elected at the first annual meeting shall expire at the second annual meeting of the stockholders after the date of filing of this Amended and Restated Certificate of Incorporation, the term of the office of the directors in Class II elected at the first annual meeting shall expire at the third annual meeting after the date of filing of this Amended and Restated Certificate of Incorporation, and the term of office of the directors in Class III elected at the first annual meeting shall expire at the fourth annual meeting after the date of filing of this Amended and Restated Certificate of Incorporation. At each annual meeting after the first annual meeting of the stockholders after the date of filing of this Amended and Restated Certificate of Incorporation, directors of each class shall be elected for a full term of three years to succeed those whose terms expire.~~ Directors elected at the Corporation’s 2012 annual meeting of stockholders shall be elected for a term expiring at the Corporation’s 2013 annual meeting of stockholders. From and after the 2013 annual meeting of stockholders, the Board of Directors shall not be classified and all directors at each annual meeting of stockholders shall be elected for a term expiring at the next annual meeting of stockholders. Directors shall hold office until each of their terms expires and until each of their respective successors are duly elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

7.2 Only persons who are nominated in accordance with the procedures set forth in this Section 7.2 shall be eligible for election as directors. Nominations for election to the Board of Directors of the Corporation at a meeting of stockholders may be made by the Board of Directors, on behalf of the Board of Directors by any nominating committee appointed by the Board of Directors, or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Secretary not less than 60 nor more than 90 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, the nomination must be received by the Secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice shall set forth: (i) the name and address, as they appear on the Corporation's books, of the stockholder who or which intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the class and number of shares of stock of the Corporation which are beneficially owned by each nominee and by the nominating stockholder; (v) any other information concerning the nominee that must be disclosed of nominees in a proxy solicitation pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (vi) the executed consent of each nominee to being named in the proxy statement for such proxy solicitation as a nominee, and to serve as a director of the Corporation, if elected. The chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded. Nothing in this Section 7.2 shall be construed to affect the requirements for proxy statements of the Corporation under Regulation 14A of the Exchange Act.

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7.3 Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by the sole remaining director, as the case may be, and not by the stockholders. Such a director shall hold office until the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

7.4 Notwithstanding the foregoing Sections 7.1, 7.2 and 7.3 of this Article SEVENTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, (i) the election, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the Preferred Stock Designation applicable to such class or series of Preferred Stock, (ii) the then authorized number of directors of the Corporation shall be increased by the number of additional directors to be elected, and (iii) the directors so elected shall serve a term which shall expire at the annual meeting of stockholders next succeeding their election or as otherwise specified by the terms of this Amended and Restated Certificate of Incorporation or the Preferred Stock Designation applicable to such class or series.

7.5 Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot

7.6 Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provisions of law which might permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or any amendment hereto or any Preferred Stock Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with this Article SEVENTH.

7.7 In furtherance, and not in limitation of the powers conferred on it by statute, the Board of Directors is expressly authorized:

(a) to adopt, amend or repeal the Bylaws of the Corporation, subject to such restrictions upon the exercise of such power as may be imposed by this Amended and Restated Certificate of Incorporation or any amendment hereto;

(b) to authorize and cause to be executed mortgages and liens upon the whole or any part of the real and personal property of the Corporation, without any action of or by the stockholders of the Corporation, except as otherwise provided by law; and

(c) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by law.

7.8 The Board of Directors shall have power from time to time to fix and to determine and vary the amount of the working capital of the Corporation and to direct and determine the use and disposition of any surplus or net profits over and above the capital as determined pursuant to, and subject to, the provisions of the DGCL; and in its discretion the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or

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acquiring bonds, debentures, notes, or other obligations or securities of the Corporation or shares of its own stock of any class so far as may be permitted by law, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but any such bonds, debentures, notes, obligations, securities or stock so purchased or acquired (together with any stock or securities acquired in satisfaction of a debt or otherwise) may be resold. Nothing, however, shall be held to limit the general power of the Corporation to apply any other funds or assets to the purchase or acquisition or retirement of its stock, bonds, debentures, notes or other obligations or securities.

7.9 The Board of Directors, subject to the applicable provisions of the Amended and Restated Bylaws and the DGCL, may from time to time determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account book or document of the Corporation, except as conferred by law or as authorized by the Board of Directors.

7.10 The books of the Corporation may be kept within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.

7.11 The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board of Directors shall also have power, in its discretion, to provide for and to pay directors rendering unusual or exceptional services to the Corporation special compensation appropriate to the value of such services as determined by the Board of Directors from time to time.

~~7.12 Subject to the rights of the holders of any series of Preferred Stock then outstanding to remove directors that the holders of such Preferred Stock were entitled to elect, a director of the Corporation may be removed only for cause. Such removal for cause may be effected only by the affirmative vote of all other Board members or the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class.~~

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PROXY	PRELIMINARY PROXY CARD	PROXY

BELK, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2012

The undersigned hereby appoints Thomas M. Belk, Jr. and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 30, 2012, at 11:00 a.m., local time, at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(1)              To elect three Directors to terms expiring at the 2013 Annual Meeting of Stockholders, if Proposal 2 below is approved, or to terms expiring at the 2015 Annual Meeting of Stockholders, if Proposal 2 below is not approved.

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed
H.W. McKay Belk
Thomas C. Nelson
John R. Thompson

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)

(2)              To approve amendments to the Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of directors.

☐	FOR
☐	AGAINST
☐	ABSTAIN

(3)              To approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in the accompanying proxy statement, often referred to as a “say on pay.”

☐	FOR
☐	AGAINST
☐	ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

, 2012

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.